Exhibit 10.4

SUBLEASE AGREEMENT

by and between

CYMER INC.,

a Nevada corporation

(“Sublessor”)

and

NORTHROP GRUMMAN SYSTEMS CORPORATION,

a Delaware corporation

(“Sublessee”)

November 5, 2004

TABLE OF CONTENTS

1.	Demise of Subleased Premises
	1.1	First Floor of the Subject Building
	1.2	Second Floor
	1.3	The Parking Facilities
	1.4	The Project Common Areas
	1.5	Sublessor’s Assurances
	1.6	Alterations to Project Common Areas and Parking Facilities
	1.7	Access to Subleased Premises, Parking Facilities and Project Common Areas

2.	Term and Possession
	2.1	Term
	2.2	Option to Extend
	2.3	Holding Over
	2.4	Sublessee’s Option to Terminate

3.	Rent.
	3.1	Base Rent
	3.2	Rent Abatement
	3.3	Additional Rent
	3.4	Exclusions from Project Operating Expenses and Building Operating Expenses
	3.5	Procedure for Payment of Operating Expenses
	3.6	Proposition 13 Protection
	3.7	Vacancy Credit
	3.8	Audit Right
	3.9	Rent Payment Address

4.	Sublessor’s Work and Condition of Subleased Premises
	4.1	Performance of Sublessor’s Work
	4.2	Approved Plans
	4.3	Failure to Substantially Complete by Outside Completion Date
	4.4	Punchlist
	4.5	Sublessor Warranty
	4.6	Substantial Completion
	4.7	Delivery of As-Builts

5.	Sublessee Alterations and Additions

6.	Disturbance of Possession by Sublessor

7.	Fire and Other Casualty

8.	Surrender and Restoration

9.	Connection to Other Facilities

10.	U.S. Government Security Regulations

11.	Miscellaneous Charges

12.	Elevators

13.	Use of Premises

14.	Assignment/Subletting
	14.1	Right to Assign or Sublease
	14.2	Transfer to Affiliates
	14.3	No Right to Recapture
	14.4	Permitted Occupants

15.	Maintenance and Repair/Damage and Destruction
	15.1	Sublessor’s Responsibilities
	15.2	Sublessee’s Responsibilities

16.	Insurance

17.	Utilities.
	17.1	Background
	17.2	Sublessor Provided Utilities
	17.3	Meters

18.	Parking

19.	Signage

20.	Security

21.	Nondisturbance

22.	Roof Rights

23.	Secured Areas

24.	Hazardous Materials

25.	Right to Repair

26.	Indemnity

27.	The Prime Lease

28.	Quiet Enjoyment

29.	Condemnation

30.	Sublessee’s Default
	30.1	Event of Default
	30.2	Remedies

31.	Obligation to Mitigate

32.	Brokerage Commission

33.	Sublessor Default

34.	Notices

35.	Attorneys’ Fees

36.	Termination of Prime Lease

37.	Entire Agreement

38.	Counterparts

39.	Estoppel Certificates

40.	Time is of the Essence

41.	Miscellaneous
	41.1	Severability
	41.2	No Waiver
	41.3	Amendments
	41.4	Captions
	41.5	Government Law
	41.6	Construction

42.	Authority

43.	Sublessor Bankruptcy

44.	Sublessee’s Fixtures

45.	Governmental Requirements

46.	PRIME LESSOR’S CONSENT

47.	NONBINDING DRAFTS

SUBLEASE AGREEMENT

(Entire Building)

This SUBLEASE AGREEMENT (“Sublease” or “Agreement”), dated for reference purposes as of November 5, 2004, is made by and between CYMER, INC., a Nevada corporation (“Sublessor”), and NORTHROP GRUMMAN SYSTEMS CORPORATION, a Delaware corporation (“Sublessee”).  The “Effective Date” of this Sublease shall be the date of the later to occur of (i) the actual execution and delivery to the other party of this Sublease by the latter of the Sublessor and Sublessee and (ii) the execution and delivery by the “Prime Lessor” of the “Master Landlord’s Consent” as such terms are hereinafter defined.

WHEREAS, Sublessor is the tenant under that certain Single-Tenant Industrial Lease (Triple Net) between Sublessor and AEW/LBA Acquisition Co. II, LLC, a California limited liability company dated December 19, 1996, as amended by that certain First Amendment to Single-Tenant Industrial Lease dated April 1, 1997, that certain Second Amendment to Single-Tenant Industrial Lease dated December 2, 1997, that certain Third Amendment to Single-Tenant Industrial Lease dated December 12, 1997, that certain Amendment No. 4 to Single-Tenant Industrial Lease dated January 21, 1999, and that certain Fifth Amendment to Lease made and entered into as of the 21st day of February, 2000 by and between Arden Realty Finance III, LLC, a Delaware limited liability company (“Prime Lessor”) and Sublessor (collectively, the “Prime Lease”, a copy of which is attached hereto and incorporated by reference as Exhibit ”A”), which affects all of the real property hereinafter described as the “Land.

WHEREAS, the Land consists of two (2) legal parcels more particularly described on Exhibit “B” attached hereto and made a part hereof.

WHEREAS, the Land is improved with two 2-story buildings, including the building located at 16710 Via del Campo Court, San Diego, California (the “Subject Building”), surface parking, a two (2) story parking structure, an outdoor amphitheatre, an outdoor basketball court, exterior eating areas and two (2) buildings comprising a central plant from which electricity and heating and air conditioning are provided by Sublessor (the “Central Plant”).  The Land and all of the improvements thereon are depicted on the site plan attached hereto as Exhibit “C” (the “Site Plan”) and are hereinafter sometimes collectively referred to as the “Project”.

WHEREAS, the Subject Building consists of approximately 108,290 rentable square feet and the other building on the Land consists of approximately 36,959 rentable square feet and is located at 16750 Via del Campo Court, San Diego, California, 92127 (the “Adjacent Building”).  The Subject Building and the Adjacent Building shall be collectively hereinafter referred to as the “Buildings.”

WHEREAS, Sublessee desires to sublet from Sublessor the Subject Building, the surface of that certain portion of the Land legally described as Parcel “A” on Exhibit “B” (the “Building Parcel”) and all of the parking areas shown on the Site Plan with the exception of 115 stalls reserved for the use of the occupant of the Adjacent Building and to obtain the nonexclusive right in common with the tenants and occupants of the Adjacent Building to use the handicapped parking spaces, outdoor amphitheatre, outdoor basketball court, and exterior eating areas on the Land (collectively the “Project Amenities”) from Sublessor in accordance with the terms and conditions contained herein;

WHEREAS, the Land is subject to the terms of that certain Declaration of Parking and Access Easements and Maintenance Agreement dated as of the March 2, 1998 and recorded on March 5, 1998 as Instrument No. 1998-0118053 in the Official Records of San Diego County, California, as amended by that certain Amendment No. 1 to Declaration of Parking and Access Easements and Maintenance Agreement dated as of January 21, 1999 and recorded on February 1, 1999 as Document number 1999-0056829 in the Official Records of San Diego County, California and the quitclaim deed dated January 26, 1999 and recorded in the Official Records of San Diego County, California on  February 1, 1999 as Document No 1999-0056828 (collectively the “Declaration”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Sublease Agreement, the parties hereby agree as follows:

1.             Demise of Subleased Premises.  Sublessor hereby subleases to Sublessee, and Sublessee agrees to sublease from Sublessor, the following premises (the “Subleased Premises”):

1.1                                 First Floor of the Subject Building.  The first (1st) floor (the “First Floor Subleased Premises” or “First Floor”) consisting of approximately 65,540 rentable square feet of office, lobby, and cafeteria space as outlined on the Space Plan with the most recent revision dated  December 10, 2004 (the “Space Plan”) attached hereto and incorporated by reference as Exhibit ”D” and generally referred to in the Space Plan as Areas H, I, J (the Main Lobby), K, L, M (including the cafeteria space therein contained and all of the existing cafeteria equipment), N, O-1, O-2, Q and S, together with approximately 7,375 rentable square feet of warehouse space generally referred to in the Space Plan as Areas O and P (the “First Floor Warehouse Space”), for an aggregate of 72,915 rentable square feet of office and warehouse space combined.

1.2                                 Second Floor.  The second (2nd) floor of the Subject Building (the “Second Floor Subleased Premises” or “Second Floor”) consisting of approximately 30,385 rentable square feet of office space as outlined on the Space Plan and generally referred to therein as Areas A, A-1, B, C, together with approximately 4,990 rentable square feet of warehouse space generally referred to in the Space Plan as Area D, for an aggregate of 35,375 rentable square feet of office and warehouse space combined.  Areas E, F, and G, containing the mechanical room, the electrical closet, and certain space otherwise referred to as warehouse space, are excluded from the rentable area of the Second Floor.

1.3                                 The Parking Facilities.  All of the areas shown on the Site Plan for parking, including without limitation the Parking Structure, but excluding the 115 stalls designated on the map as “G.A. Parking” and listed as “CSD-1 Tenant Parking Allocation” (the “Adjacent Building Parking Area”) and such other parking facilities as shall hereafter be provided to Sublessor under the Declaration (collectively the “Parking Facilities”); provided however in no event shall the number of parking stalls provided to Sublessee for its exclusive use on the Land be less than one hundred fifty-six (156) the parking stalls in the parking garage, one hundred seventy-three (173) existing surface parking stalls, and twenty-five (25) new surface parking stalls which Sublessor shall cause to be striped for parking on the surface area adjacent to the “Warehouse Area” (as hereinafter defined), for a total of not less than three hundred fifty-four (354) parking stalls.  In addition, eleven (11) handicapped parking stalls as shown on the Site Plan shall be available for Sublessee’s non-exclusive use shared with the tenant of the Adjacent Building.

1.4                                 The Project Common Areas.  The non-exclusive right in common with the other occupants of the Buildings to use the improvements on the Land not within any Buildings that are intended for use by the occupants of the Buildings (the “Project Common Areas”), including without limitation the Project Amenities, the Central Plant, the trash storage area for the Project, all landscaping areas, driveways through the parking areas, and the driveways for ingress and egress to and from Via del Campo Court and the parking areas located on the Adjacent Parcel.  The maintenance building shown on the Site Plan is not part of the Subleased Premises or the Project Common Areas.  Sublessor shall retain the exclusive right to use the Maintenance Building and shall be solely responsible for maintaining and repairing same.

1.5                                 Sublessor’s Assurances.  Sublessor represents and warrants to Sublessee each of the following:

(a)                                  that Sublessor holds all of the Tenant’s interest under the Prime Lease in and to the Subleased Premises;

(b)                                 that Sublessor’s interest under the Prime Lease has not been assigned or hypothecated by Sublessor;

(c)                                  that to the best of Sublessor’s knowledge, the Land, the Buildings and the Project are free and clear of all exceptions to title except for the matters set forth on that certain Preliminary Title Report issued as of November 3, 2004 by First American Title Insurance Company;

(d)                                 that the Project, including without limitation the Buildings, the Project Common Area, the Parking Facilities, the Project Amenities and the other improvements to the Land are in compliance with applicable laws, rules, ordinances, and restrictive covenants now affecting the Land

(e)                                  that with the exception of the “Sublessor’s Work” (as hereinafter defined), and the approvals required to be delivered to Sublessee under Section 2.1(f), Sublessor has obtained and secured all consents, approvals and authorizations required to permit Sublessee to use and occupy the Subleased Premises for the purposes permitted by this Sublease;

(f)                                    that the Prime Lease attached hereto is a true and complete copy of the same; and

(g)                                 that the Prime Lease is free from default by Sublessor and the Prime Lessor as of the date of this Sublease.

1.6                                 Alterations to Project Common Areas and Parking Facilities.  Sublessor and Sublessee each acknowledges and agrees that it shall not materially alter or reconfigure the Project Common Areas and/or the Parking Facilities and/or restripe the parking stalls to reduce the number of parking stalls or grant any other party the right to use the Parking Facilities except for the occupants of the Buildings.

1.7                                 Access to Subleased Premises, Parking Facilities and Project Common Areas.  Subject to the terms of this Sublease, Sublessor shall provide Sublessee and its employees and invitees access to the Subleased Premises and the Project Common Areas and Parking Facilities seven (7) days a week, twenty-four (24) hours a day, three hundred sixty five (365) days a year during the term of this Sublease.  Sublessor shall enforce the terms of the Prime Lease to maintain Sublessee’s unrestricted access to the Subleased Premises, the Project, the Project Common Areas and the Parking Facilities.  Notwithstanding the forgoing, Sublessee’s use of the amphitheatre shall be scheduled and reserved in advance with Sublessor and shall be subject to any prior reservation previously scheduled by the occupant of the Adjacent Building.  Sublessee’s right to use the basketball court shall be on a first come first serve basis.

2.                                       Term and Possession.

2.1                                 Term.  Subject to all the terms and conditions of this Sublease, this Sublease shall be effective on the date of full execution and delivery of this Sublease by Sublessor and Sublessee.  The term (the “Initial Sublease Term”) of this Sublease shall consist of two (2) staggered terms applicable as to two (2) different portions of the Subleased Premises (each a “Phase”), as provided in this Section 2.1.  The first Phase of the Subleased Premises to be delivered to Sublessee (hereinafter “First Phase”) is comprised of the Second Floor, the Land and the Parking Facilities.  The second Phase of the Subleased Premises to be delivered to Sublessee (hereinafter “Second Phase”) is comprised of the First Floor Subleased Premises.  The Initial Sublease Term for each Phase shall be:

(a)                                  First Phase.  The Initial Sublease Term with respect to the First Phase (the “First Phase Initial Term”) shall be a period commencing on the date of delivery by Sublessor of the First Phase in the “Required Condition” (as hereinafter defined) and the acceptance by Sublessee of the same (the “First Phase Delivery Date”) and terminating on the Expiration Date (as defined in Section 2.1(b) below), unless otherwise extended or sooner terminated in accordance with the provisions of this Sublease or by mutual written agreement of the parties.  Sublessor shall deliver the First Phase to Sublessee in the Required Condition so as to insure that the First Phase Delivery Date shall occur on or before a date which is twenty-five (25) calendar days following the Effective Date (the “First Phase Outside Delivery Date”).

(b)                                 Second Phase.  The Initial Sublease Term with respect to the Second Phase (the “Second Phase Initial Term”) shall be for a period of thirty six (36)

months commencing on the date of delivery by Sublessor of the Second Phase in the Required Condition and acceptance of same by Sublessee (the “Second Phase Delivery Date”), and terminating on the date that is thirty six (36) months later (the “Expiration Date”), unless otherwise extended or sooner terminated in accordance with the provisions of this Sublease or by mutual written agreement of the parties; provided, however, that in the event the Second Phase Delivery Date does not fall on the first day of a month, then the Initial Sublease Term shall be extended so that the Expiration Date occurs on the last day of the calendar month during which this Sublease would otherwise expire.  Sublessor shall deliver the Second Phase to Sublessee in the Required Condition on or before a date which is eighty-six (86) calendar days following the Effective Date (the “Second Phase Outside Delivery Date”).

(c)                                  Confirmation of Sublease Dates.  Following the determination of the Effective Date, Sublessor and Sublessee shall confirm the same in writing which confirmation shall occur no later than the date rent shall commence under this Sublease for any Phase.  Following the determination of the First Phase Delivery Date and the Second Phase Delivery Date, respectively, Sublessor and Sublessee shall confirm in writing the commencement dates for each Phase (which shall be such delivery dates and shall be the respective dates of commencement of rent for each Phase) and the Expiration Date applicable to this Sublease.

(d)                                 Failure to Timely Deliver one or more Phase.  Sublessor acknowledges that the timely delivery to Sublessee of possession of each Phase on or before the Outside Delivery Dates for same described in this Section in the Required Condition is a critical element in connection with Sublessee’s business operations.  Notwithstanding the foregoing, however, each Phase Outside Delivery Date shall be extended, for a period not to exceed thirty (30) days, to the extent Sublessor is delayed by reason of the occurrence of acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, or strikes, but solely to the extent that such events or circumstances cannot reasonably be mitigated within Sublessor’s reasonable control.  The term “Required Condition” for each Phase shall mean that: (1) Substantial Completion of the Sublessor’s Work for such Phase shall have occurred; (2) Sublessor shall have delivered possession of such Phase to Sublessee, broom clean and ready for occupancy in good working order and repair and in compliance with all Applicable Laws, Governmental Requirements and other rules and regulations including without limitation the mechanical, electrical, lighting, plumbing and HVAC equipment.

(i)                                     In the event Sublessor does not deliver to Sublessee any Phase in the Required Condition on or before the Outside Delivery Date for such Phase, or in the event Sublessor does not deliver the “Prime Lease Approvals” (as hereinafter defined in 2.1(f) below) on or before a date which is fifteen (15) calendar days following the Effective Date, unless thereafter, not later than thirty (30) days following the delivery by Sublessee to Sublessor of written notice of Sublessor’s default with respect thereto, Sublessor delivers such Phase in the Required Condition and the Prime Lease Approvals, if and to the extent not previously delivered, then Sublessor shall be in material default of this Sublease and Sublessee shall be entitled to exercise all remedies available at law or in equity by reason of such failure.  Such remedies may include, without limitation, the right of Sublessee to terminate this Sublease upon delivering written notice to Sublessor of Sublessor’s election to do so, either as part of or separate from the written notice provided for above in this Section 2.1(d)(i).  If Sublessee exercises this right of termination, then this Sublease shall terminate and become of no further force or effect effective on the date specified by Sublessor in the written notice, which date shall be no sooner than thirty (30 days following the delivery by Sublessee to Sublessor of the written notice of its election to terminate this Sublease  With or without written notice from Sublessee to Sublessor as provided for in this Section 2.1(d)(i), Sublessee shall receive a credit against the Base Rent and Additional Rent payable under this Sublease in the amount of two (2) days of free rent for (A) every day from the First Phase Outside Delivery Date until the later to occur of the First Phase Delivery Date and the date the Prime Lease Approvals are delivered for the First Phase, and (B) every day from the Second Phase Outside Delivery Date until the Second Phase Delivery Date, with respect to the Second Phase.  Nothing herein shall limit Sublessee’s right to be awarded its attorneys fees and costs in enforcing this provision.

(ii)                                  Sublessor shall keep Sublessee promptly informed of all developments in connection with the construction of the Sublessor’s Work for each Phase, including periodic updates (written progress reports) as to the status of construction, city inspections and developments relating to the build-out of the Subleased Premises such that Sublessee will be able to accurately measure the progress and completion of such work.  Sublessee shall be entitled to send a representative to attend all meetings regarding construction and scheduling.  In addition, Sublessor shall use all commercially reasonable efforts to provide to Sublessee fifteen (15) days’ advance notice as to the expected delivery date of the First Phase and Second Phase, respectively.

(iii)                               In the event of a termination of this Sublease pursuant to this Section 2.1, Sublessee shall surrender that portion of the Subleased Premises so terminated in accordance with the provisions of this Section 2.1 and in accordance with the terms and provisions of this Sublease with respect to vacation and surrender of the Subleased Premises.  This Sublease shall thereupon terminate with respect to such portions of the Subleased Premises included in the termination notice as of the effective date of such termination as if such date were the originally specified Expiration Date for such portion of the Subleased Premises, and Sublessor and Sublessee shall each be released from any liability, responsibility or obligation accruing thereafter with respect to such terminated portions of the Subleased Premises.

(e)                                  Work by Sublessee.  Notwithstanding anything to the contrary contained herein, Sublessee shall have the right to enter the Subleased Premises at any time following the Effective Date to perform such work (“Sublessee’s Work”) as Sublessee deems necessary to install its furniture, fixtures and equipment and/or to perform the alterations described on the Schedule of Sublessee’s Work attached hereto as Exhibit “E”, including the “SCIF Work” (as hereinafter defined).  In performing Sublessee’s Work, Sublessee shall use commercially reasonable efforts to avoid any interference with the performance by Sublessor of the Sublessor’s Work then being conducted.  Sublessor and Sublessee shall cooperate with each other to expedite and to avoid interfering with the work being performed by each of them.  The parties acknowledge and agree that Sublessee shall have the right, notwithstanding any other provision of this Sublease and/or the Prime Lease to the contrary, to cause certain improvements (the “SCIF Work”) to be made within those portions of the Subleased Premises depicted as “SCIF and “Secret SAR” on the floor plan attached hereto and made a part hereof as Exhibit “G” (the SCIF Areas”) as necessary to complete within the SCIF Areas each of the requirements described on Exhibit “E” attached hereto and made a part hereof and hereinafter referred to as the “SCIF Scope of Work.” Sublessee agrees to perform such work in a good and workmanlike manner.

(f)                                    Approvals by Prime Lessor and its Lender.  As of the Effective Date, Sublessor represents and warrants to Sublessee that (a) Sublessor has obtained all approvals (including waivers of time periods for consents, if applicable) required to be obtained by Sublessor (with respect to this Sublease and its terms) under the terms of the Prime Lease, including Prime Lessor’s written consent (the “Master Landlord Consent”) to this Sublease and the terms hereof and the work permitted to be performed by Sublessor and Sublessee pursuant to the terms of this Sublease and (b) the Prime Lease is free from default by Sublessee and that no event has occurred with notice or the passage of time that would constitute a default by Sublessee under the Prime Lease.  Upon request of Sublessee, Sublessor shall use its commercially reasonable best efforts to provide to Sublessee, as soon as reasonably possible, the consent by Lehman Brothers Realty Corporation, or its successor as first trustee lender on the Land (“Lender”)  to this Sublease as and to the extent required by the terms of Lender’s agreements.

2.2                                 Option to Extend.  Provided Sublessee is not in default beyond the expiration of any applicable notice or grace period, Sublessee shall have two (2) options to extend the term of this Sublease as to either or both of the Phases (each an “Extension Option”) for one (1) year each.  If Sublessee elects to exercise an Extension Option, Sublessee shall exercise such Extension Option by providing Sublessor with prior written notice (the “Extension Notice”) specifying the Phase(s) for which Sublessee elects to extend the Initial Sublease Term or Extension Term, as applicable, and the expiration date of the term as so extended (the “Extension Term”), as to each applicable Phase in the Extension Notice.  Such Extension Notice shall be given not less than six (6) months prior to the expiration of the Initial Sublease Term or, as applicable, the first Extension Term.  The Base Rent for the Extension Term of any Phase shall be equal to one hundred four percent (104%) of the Base Rent payable for such portion of the Subleased Premises during the immediately preceding term (Initial Sublease Term or first Extension Term, as applicable).  Notwithstanding such right, in the event Sublessee elects to occupy less than all of the Subject Building, the parties shall agree upon such drywall and paint work as may be required to demise and separate the First Floor from the Second Floor in accordance with applicable laws and regulations to render the same usable by more than one tenant.  In the event the parties reach agreement as to the scope of the work required to so demise the Subject Building (the “Agreed Upon Demising Work”) within thirty (30) days following the delivery by Sublessee of its election to extend the Initial Term of the Sublease for less than the entire Subject Building, and Sublessee fails to complete the Agreed Upon Demising Work on or prior to the expiration of such six (6) month period, then Sublessee shall continue to pay Base Rent to Sublessor for the entire Subject Building until the date the Agreed Upon Demising Work has been substantially completed.  If the Agreed Upon Demising Work is not determined prior to the expiration of such thirty (30) day period, then Sublessor shall have the right, but not the obligation, at its sole cost and expense, to perform such demising work as Sublessor deems appropriate and, whether or not Sublessor elects to do so, Sublessee’s only obligation shall be to perform such work when and if it is determined provided such determination is made no later than 6 months prior to the expiration of the Extension Term.

2.3                                 Holding Over.  Sublessee shall have the right to holdover in the Subleased Premises provided Sublessee delivers to Sublessor a written notice of intent to do so (the “Holdover Notice”) not later than sixty (60) days prior to the Expiration Date or the expiration date of any Extension Term.  The Holdover Notice shall specify the length of time that Sublessee requires to remain in the Subleased Premises (the “Permitted Holdover Period”) which shall not extend beyond the lesser of six (6) months or the initial term of the Prime Lease (or the extended term, if any, which Sublessor advises is not anticipated).  Any such holdover during the Permitted Holdover Period shall be upon the same terms and conditions as were applicable during the last month of the Initial Sublease Term or Extension Term, as applicable; provided, however, that the Base Rent shall be increased to one hundred twenty percent (120%) of the Base Rent in effect during the last month of the Initial Sublease Term or Extension Term, as applicable.  Any holding over by Sublessee beyond the Permitted Holdover Period with the consent of Sublessor shall be deemed a month-to-month tenancy at one hundred fifty percent (150%) of the Base Rent in effect during the last month of the Initial Sublease Term or Extension Term, as applicable.  Any holding over by Sublessee beyond the Permitted Holdover Period without the consent of Sublessor shall be deemed a tenancy at sufferance at one hundred seventy-five percent (175%) of the Base Rent in effect during the last month of the Initial Sublease Term or Extension Term, as applicable.  To the extent Sublessee holds over in the Subleased Premises beyond the Permitted Holdover Period without obtaining Sublessor’s consent, Sublessee shall defend, indemnify and hold Sublessor harmless from and against all loss or liability resulting from or arising out of Sublessee’s failure to surrender the Subleased Premises by such date, including, but not limited to, any amounts required to be paid to any sublessee or prospective sublessee who was to have occupied the Subleased Premises after said termination or expiration and any related attorneys’ fees and brokerage commissions incurred as a result of Sublessee’s failure to vacate the Subleased Premises on or before the expiration of the Permitted Holdover Period.  Notwithstanding the foregoing, in the event of a holdover not permitted or expressly authorized pursuant to the terms of this Section 2.2 above, which ends on or before the applicable term of the Prime Lease, Sublessee shall not be liable to Sublessor for consequential damages for its failure to vacate the applicable portion of the Subleased Premises.  Nothing herein shall be deemed to be Sublessor’s consent to a holding over by Sublessee beyond the Permitted Holdover Period.

2.4                                 Sublessee’s Option to Terminate.  Commencing on the date that is (i) twenty-four (24) calendar months following the Second Phase Delivery Date, Sublessee shall have the right (the “Early Termination Right”) to elect to terminate this Sublease as to all or any of such Phases, if either of the following circumstances occur: (i) any contract entered into between Sublessee and the United States Government that Sublessee is using the Subleased Premises to support is terminated, not renewed, replaced by another government contract and/or modified so that the funding by the United States Government of the sums required to be paid thereunder is reduced by fifty percent (50%) or more; or (ii) the United States Government expressly directs a relocation of the place of performance of the such contract which results in a reduction of the contract price performed at the site of the Subleased Premises by an amount of fifty percent (50%) or more.

(a)                                  Sublessee’s Early Termination Right shall be exercised by Sublessee by providing to Sublessor at least one hundred eighty (180) days’ prior written notice to Sublessor of Sublessee’s intent to exercise this right of early termination accompanied by reasonable evidence that one of the above referenced conditions has occurred and designation of the effective date of such termination.

(b)                                 Sublessee may exercise its Early Termination Right by reducing the Subleased Premises only in the following combinations:  (i) all of the First Floor and Second Floor; (ii) all of the Second Floor or (iii) all of the First Floor.

(c)                                  To the extent that the Early Termination Right is exercised with respect to the Second Floor prior to the Expiration Date, Sublessee shall pay to Sublessor an amount equal to the sum of the then unamortized portion of (i) the total cost, not to exceed Four Hundred Ninety-one Thousand Seven Hundred Seventy-five Dollars ($490,050.00), of the First Phase Sublessor’s Work plus (ii) the brokerage commissions for the Second Floor.  (The brokerage commissions for the Second Floor shall equal the product of the dollar amount of the brokerage commissions for the Subleased Premises times 32.67.)  Such termination payment shall be made in full no later than thirty (30) business days after the effective date of such termination.  The unamortized portion of the First Phase Sublessor’s Work and brokerage commission shall be the dollar amount of the remaining principal balance which would be due as of the date of termination of a loan in an original principal amount equal to the total dollar amount of the First Phase Sublessor’s Work and brokerage commission, amortized on an even monthly payment basis (using a 30-day month, with interest at the rate of 9% per annum) over the scheduled term of the First Phase Initial Term.

(d)                                 To the extent that the Early Termination Right is exercised with respect to the First Floor prior to the Expiration Date, Sublessee shall pay to Sublessor (in addition to the amount due under Section 2.4(c) above, if any) an amount equal to the sum of the then unamortized portion of (i) the total cost, not to exceed One Million Eight Thousand Two Hundred Twenty-five Dollars ($1,009,950.00), of the Second Phase Sublessor’s Work plus (ii) the brokerage commissions for the First Floor.  (The brokerage commissions for the First Floor shall equal the product of the dollar amount of the brokerage commissions for the Subleased Premises times 67.33.)  The unamortized portion of the Second Phase Sublessor’s Work and brokerage commission shall be the dollar amount of the remaining principal balance which would be due as of the date of termination of a loan in an original principal amount equal to the total dollar amount of the Second Phase Sublessor’s Work and brokerage commission, amortized on an even monthly payment basis (using a 30-day month, with interest at the rate of 9% per annum) over the scheduled term of the Second Phase Initial Term;

(e)                                  No later than thirty (30) days following the date Base Rent shall commence for each Phase, Sublessor shall give to Sublessee written notice of the actual total cost of the Sublessor’s Work for such Phase.

(f)                                    In the event of any such termination, Sublessee shall surrender that portion of the Subleased Premises so terminated in accordance with the provisions of this Section 2.4 and in accordance with the terms and provisions of this Sublease with respect to vacation and surrender of the Subleased Premises. This Sublease shall thereupon terminate with respect to such portions of the Subleased Premises included in the termination notice as of the effective date of such termination as if such date were the originally specified Expiration Date for such portion of the Subleased Premises, and Sublessor and Sublessee shall each be released from any liability, responsibility or obligation accruing thereafter with respect to such terminated portions of the Subleased Premises.  Notwithstanding the forgoing, in the event Sublessee elects to partially terminate this Sublease, the parties shall agree upon the work required to demise the Subject Building in accordance with applicable laws and regulations to render the same usable by more than one tenant and in the event the parties reach agreement as to the scope of the work required to so demise the Subject Building (the “Agreed Upon Demising Work”) within thirty (30) days following the exercise of the Early Termination Right, and Sublessee fails to complete the Agreed Upon Demising Work on or prior to the expiration of such six (6) month period, then Sublessee shall continue to pay Base Rent to Sublessor for the entire Subject Building until the date the Agreed Upon Demising Work has been substantially completed.  If the Agreed Upon Demising Work is not determined prior to the expiration of such thirty (30) day period, then Sublessor shall have the right, but not the obligation, at its sole cost and expense, to perform such demising work as Sublessor deems appropriate and, whether or not Sublessor elects to do so, Sublessee’s only obligation shall be to perform such work when and if it is determined provided such determination is made no later than 6 months prior to the expiration of the Extension Term.

3.                                       Rent.

3.1                                 Base Rent.  From and after the Second Phase Delivery Date, Sublessee shall pay to Sublessor base rent (“Base Rent”) based upon the following schedule:

Period	Class	Square Feet	Amt/sq. ft. Per Month	Aggregate Amount	Total Monthly Amount
Interim Period (prior to Second Phase Delivery Date)	Office	30,385	$1.40	$42,539	$45,284
	Warehouse	4,990	$0.55	$2,745

Months 1-12 (from Second Phase Delivery Date)	Office	95,925	$1.40	$134,295
	Warehouse	12,365	$0.55	$6,801	$141,096

Months 13-24	Office	95,925	$1.4490	$138,995
	Warehouse	12,365	$0.5693	$7,039	$146,034

Months 25-36	Office	95,925	$1.4997	$143,860
	Warehouse	12,365	$0.5892	$7,285	$151,145

Except as provided below or in Section 2.1 above, Base Rent shall be payable monthly in advance on the first day of each calendar month and shall be sent to Sublessor at the rent payment address set forth in Section 3.9 below, or such other address as may be designated by Sublessor.  For any month in which Sublessee’s obligation to pay Base Rent is for less than a full month, then such rent shall be prorated for such partial month.  On the first day of the Initial Term of each Phase, Sublessee shall pay to Sublessor Base Rent in advance equal to the first full calendar month’s Base Rent due for such Phase, notwithstanding that the Base Rent for such Phase may commence other than on the first day of the calendar month.  The installment of Base Rent so paid shall be credited to the first full calendar month following the applicable Rent Commencement Date.  The Base Rent due for the partial month between the applicable Rent Commencement Date and the first day of first full calendar month thereafter shall be paid in arrears no later than thirty (30) days after the amount of Base Rent due for such partial month is determined and receipt by Sublessee of an invoice therefore from Sublessor.   The Base Rent for the third calendar month and each month thereafter shall be paid on the first day of the month in the full amount of the Base Rent due for such calendar month.  Base Rent and Additional Rent (as that term is defined in Section 3.3 below) shall sometimes herein be referred to as “Rent”.

3.2                                 Rent Abatement.  If during the Initial Sublease Term, or during the Extension Term, Sublessor’s Rent abates pursuant to the provisions of the Prime Lease, then Sublessee’s Rent under this Sublease shall be abated in accordance with the provisions of this Sublease and the Prime Lease.

3.3                                 Additional Rent.

(a)                                  Sublessee’s Obligation.  In addition to Base Rent, Sublessee shall pay Sublessor as additional rent (“Additional Rent”) an amount equal to the sum of: (1) Sublessee’s pro rata share (“Project Expense Share”) of Project Operating Expenses for each Phase of the Subleased Premises as set forth below and (2) Sublessee’s pro rata share (“Building Expense Share”) of Building Operating Expenses.  Sublessee’s Project Expense Share and Building Expense Share shall vary in accordance with the area of the Subleased Premises.  Sublessee’s Project Expense Share shall be equal to the ratio of the rentable area of the Subleased Premises, as the same may change, to the total rentable area of the Project.  The total rentable area of the Project is agreed to be 145,249 sq. ft.  Sublessee’s Building Expense Share shall be equal to the ratio of the rentable area of the Subleased Premises, as the same may change, to the total rentable area of the Subject Building.  The total rentable area of the Subject Building is agreed to be 108,290 sq. ft.  Initially, Sublessee’s Project Expense Share and Building Expense Share shall be as set forth in Table 3.3(a) below:

TABLE 3.3(a)

SUBLESSEE’S INITIAL PROJECT AND BUILDING EXPENSE SHARES

	Period	Project Expense Share	Building Expense Share
1	Interim Period (prior to Second Phase Delivery Date)	24.4%	32.7%

2	Month 1 (from and after Second Phase Delivery Date) and thereafter until rentable area of Subleased Premises changes	74.6%	100.0%

(b)                                 Project Operating Expenses.  The term “Project Operating Expenses” means the costs and expenses incurred by Sublessor during the “Full Sublease Term” (consisting of the Initial Sublease Term, together with any Extension Term, and otherwise as the same may be extended or renewed), that are shared by the occupants of the Project for Real Estate Taxes under Section 10.1 of the Prime Lease (attributable to such Full Sublease Term), insurance premiums payable by Sublessor under Section 20.1 of the Prime Lease (attributable to such Full Sublease Term and excluding premiums for earthquake insurance), utilities under Section 16 of the Prime Lease (attributable to such Full Sublease Term), costs incurred during the Full Sublease Term to maintain and repair the Project Common Area including the Parking Facilities and landscaped areas in the manner required by Section 15.1 below, the cost of operating the Central Plant, exterior illumination in the Project Common Area, trash removal for the Project, the maintenance and repair of the Project Common Area, including restriping, and the other line item expenses set forth in the 2004 Project Operating Expense Budget delivered by Sublessor to Sublessee prior to the date of this Sublease, but excluding any line item for work to be performed by Sublessee under this Sublease (including the Sublessee’s Obligations), the Building Operating Expenses, all expenses incurred in connection with or relating to the Adjacent Building, and the Operating Expense exclusions listed in Section 3.4 below.

(c)                                  Building Operating Expenses.  The term “Building Operating Expenses” means the costs and expenses incurred by Sublessor during the “Full Sublease Term” (consisting of the Initial Sublease Term, together with any Extension Term, and otherwise as the same may be extended or renewed), that are shared by the occupants of the Subject Building costs to maintain and repair the Subject Building in accordance with the terms of Section 15.1 below and the other line item expenses set forth in the 2004 Building Operating Expense Budget delivered by Sublessor to Sublessee prior to the date of this Sublease, but excluding any line item for work to be performed by Sublessee pursuant to the terms of this Sublease, all Project Operating Expenses, and the Operating Expense exclusions listed in Section 3.4 below.

(d)                                 Allocation.  Project Operating Expenses and Building Operating Expenses shall be allocated to the Subleased Premises as if the Buildings were each one hundred percent (100%) occupied and improved and as if all sublessees and occupants were paying full rent, as contrasted with free rent, half rent and the like.  Sublessor estimates that the Project Operating Expenses and Building Operating Expenses initially payable by Sublessee will be $.28 per rentable square foot per month, not including the cost of the Sublessor Provided Utilities as provided in Section 17.2 below.

3.4                                 Exclusions from Project Operating Expenses and Building Operating Expenses.  Notwithstanding anything in the definition of Operating Expenses in the Prime Lease or this Sublease to the contrary, neither Project Operating Expenses or Building Operating Expenses shall include the following, except to the extent specifically permitted by a specific exception to the following:

(a)                                  Any Rent or other sums payable under or as a result of a breach of the Prime Lease or ground lease rental, except for the actual amount of the management fee payable to the Prime Lessor under the terms of the Prime Lease;

(b)                                 Costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied or otherwise (“Capital Items”);

(c)                                  Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a Capital Item which is specifically excluded in subsection 3.4(b) above (excluding, however, equipment not affixed to the Buildings which is used in providing janitorial or similar services for any Building);

(d)                                 Costs incurred by Sublessor for the repair of damage to the Buildings and Parking Facilities to the extent that Sublessor is or should be reimbursed by insurance proceeds and costs of all capital replacements, regardless of whether such repairs are covered by insurance and cost of earthquake repairs in excess of Twenty Five Thousand Dollars ($25,000.00) per earthquake (which for this purpose, an earthquake is defined collectively as the initial earthquake and the aftershocks that relate to such initial earthquake);

(e)                                  Insurance deductibles in excess of $10,000 per year for normal casualties and amounts which are in excess of $1.00 per rentable square foot of the Subleased Premises in any year for damage caused by floods, hurricanes, tornadoes, and/or terrorist acts;

(f)                                    Costs, including permit, license and inspection costs, incurred with respect to the installation of Sublessee’s or other occupants’ improvements in the Buildings or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for sublessees or other occupants of the Buildings;

(g)                                 Depreciation, amortization and interest payments, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Sublessor on competitive terms to enable Sublessor to supply services Sublessor might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(h)                                 Marketing costs, including without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with Sublessee or present or prospective sublessees, Sublessor or other occupants of the Buildings;

(i)                                     Expenses in connection with services or other benefits which are not offered to Sublessee or for which Sublessee is charged for directly or contracts for directly;

(j)                                     Overhead and profit increment paid to Prime Lessor or Sublessor or to subsidiaries or affiliates of Prime Lessor or Sublessor for goods and/or services in or to the to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(k)                                  Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Buildings, the

Land, the Parking Facilities or any portion thereof (except as permitted in subsection 3.4(g) above);

(l)                                     Prime Lessor’s and Sublessor’s general corporate overhead and general and administrative expenses;

(m)                               Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Sublessor;

(n)                                 Rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be Capital Items, except for (1) expenses in connection with making minor repairs on or keeping Building Systems in operation while minor repairs are being made and (2) costs of equipment not affixed to the Subject Building which is used in providing janitorial or similar services;

(o)                                 Advertising and promotional expenditures, and costs of signs in or on the Buildings, the Land and/or the Parking Facilities identifying the owner of the same, Sublessor or other sublessees’ or other occupant’s signs;

(p)                                 The cost of any electric power used by any sublessee or other occupant of all or any portion of the Buildings in excess of the Building standard amount (or, prior to separate metering, otherwise shown to be unreasonably high), or electric power costs for which any such sublessee or other occupant directly contracts with the local public service company or of which any Sublessee or other occupant is separately metered or sub-metered and pays directly; provided, however, that if any Sublessee in the Buildings contracts directly for electric power service or is separately metered or sub-metered during any portion of the relevant period, the total electric power costs for the Buildings shall be “grossed up” to reflect what those costs would have been had each Sublessee in the Buildings used the Building standard amount of electric power;

(q)                                 Services and utilities provided, taxes attributable to, and costs incurred in connection with the operation of the retail, parking (to the extent same services the retail operations of the Buildings), and restaurant operations, if any, in the Buildings, except to the extent the square footage of such operations are included in the rentable square feet of the Buildings and do not exceed the services, utility and tax costs which would have been incurred had the retail and/or restaurant space been used for general office purposes;

(r)                                    Costs incurred in connection with upgrading or modifying the Buildings, the Land and/or the Parking Facilities and/or to render the same in compliance with life, fire and safety codes, ordinances, statutes or other laws in effect prior to the Second Phase Delivery Date, including, without limitation, the ADA, including penalties or damages incurred due to such non-compliance;

(s)                                  Tax penalties incurred as a result of Prime Lessor’s and/or Sublessor’s failure to make payments and/or to file any tax or informational returns when due, including without limitation those shown on the Preliminary Title Report;

(t)                                    Except for the management fees payable to the Prime Lessor under the Prime Lease on the day of the this Sublease, any management fees computed by using a percentage of gross revenue in excess of the lower of (a) one percent (1%) and (b) the percentage used during any Base Year;

(u)                                 Costs arising from the negligence or fault of other sublessees or Sublessor or Prime Lessor;

(v)                                 Notwithstanding any contrary provision of the Prime Lease or this Sublease, including, without limitation, any provision relating to capital expenditures, any and all costs arising from the presence of asbestos or any hazardous materials or substances (as defined by applicable laws in effect on the date this Sublease is executed and as subsequently modified) in or about the Subleased Premises or the Buildings or the Land including, without limitation, hazardous substances in the ground water or soil, not placed in the Subleased Premises by Sublessee;

(w)                               Costs arising from Sublessor’s charitable or political contributions;

(x)                                   Costs for Sublessor’s Work and/or defects in the base, shell or core of the Buildings, the Project Common Area, the Parking Facilities, the Land and/or improvements installed by Sublessor, its agents, contractors, employees, sublessees and/or invitees and/or repairs thereof;

(y)                                 Costs for structural defects, repairs or alterations to the Buildings, the Parking Facilities and/or other improvements to the Land, except to the extent damage to the same is caused by Sublessee.

(z)                                   Costs arising from any mandatory or voluntary special assessment on the Buildings, the Parking Facilities or the Land by any transit district authority or any other governmental entity having the authority to impose such assessment in connection with the initial construction of the Buildings;

(aa)                            Costs for the acquisition of (as contrasted with the incidental cleaning and maintenance of) sculpture, paintings or other objects of art;

(bb)                          Costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to the Prime Lease, Sublessor and/or the Land (and not arising out of any breach of this Sublease by Sublessee), including without limitation any sums payable under the Declaration and the Settlement Agreement dated as of November 21, 1997 by and among Sublessor, AEW/LBA Acquisition Co. II, LLC., a California limited liability company, Rancho Bernardo Corporate Center Property Owners Association and Rudolph & Sietten;

(cc)                            Costs associated with the operation of the business of the partnership or entity which constitutes Prime Lessor and Sublessor as the same are distinguished from the costs of operation of the Buildings, including partnership accounting and legal matters, costs of defending any lawsuits with or claims by any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Prime Lessor’s and/or Sublessor’s interest in the Land, the Buildings and/or the Project, costs of any disputes between Prime Lessor, Sublessor and their employees (if any) not engaged in operation of the Subject Building, disputes of Prime Lessor and/or Sublessor and their employees with management of the Buildings, or outside fees paid in connection with disputes with other sublessees or occupants of the Buildings;

(dd)                          Any supplemental taxes arising from a Transfer occurring prior to the date of this Sublease and/or any increases of, or reassessment in, Real Property Taxes and assessments in excess of two percent (2%) of the taxes for the previous year (except as may result from Sublessor’s Work or Sublessee’s Work), and any increase in Real Property Tax resulting from a change in ownership of the Land, the Project and/or the Prime Lease other than by the Prime Lessor or from major alterations, improvements, modifications or renovations to the Buildings, construction of the Parking Facilities or from major alterations, improvements, modifications or renovations to the same or the Land (collectively, “Transfers”);

(ee)                            Costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular sublessee or other occupant of the Buildings;

(ff)                                Any expenses incurred by Sublessor for use of any portions of the Buildings to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Buildings in normal operations during standard Building hours of operation;

(gg)                          Any entertainment, dining or travel expenses of Sublessor for any purpose;

(hh)                          Any flowers, gifts, balloons, etc. provided to any entity whatsoever, including, but not limited to Sublessee, other sublessees, Sublessees, employees, vendors, contractors, brokers, prospective sublessees and agents;

(ii)                                  Any “validated” parking for any entity;

(jj)                                  Any “finders fees,” brokerage commissions, job placement costs or job advertising cost.

(kk)                            Any “above-standard” cleaning, including, but not limited to construction cleanup or special cleanings associated with parties/events and specific requirements of sublessees or other Building occupants in excess of service provided to Sublessee, including related trash collection, removal, hauling and dumping;

(ll)                                  The cost of any “tenant relations” parties, events or promotion not consented to by an authorized representative of Sublessee in writing;

(mm)                      “In-house” legal and/or accounting fees;

(nn)                          Any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as Operating Expenses by comparable sublessors of comparable buildings.

(oo)                          Reserves for bad debts or for future improvements, repairs, additions, etc.;

(pp)                          Janitorial expenses, electrical expenses and telephone expenses to any occupant’s premises (as contrasted with janitorial, electrical and telephone expenses to the common areas of the Buildings);

(qq)                          Any expenses for repairs or maintenance that are reimbursed through warranties or service contracts;

(rr)                                Costs and expenses incurred in moving, storing or disposing of the personal property of former Sublessees;

(ss)                            Costs incurred by Sublessor due to the violation by Sublessor of the Prime Lease, this Sublease, or any other sublessee of the terms and conditions of any lease of space in the Buildings;

(tt)                                Costs payable under the Declaration and/or any other recorded instrument affecting the Land; and

(uu)                          Rents associated with Areas E, F and G and the Central Plant.

It is understood that Project Operating Expenses and Building Operating Expenses shall be reduced by all cash discounts, trade discounts, quantity discounts, rebates or other amounts received by Sublessor in the purchase of any goods, utilities, or services in connection with the operation of the Buildings and the Project.  To the extent that an expense included in Project Operating Expenses includes an expense related to the Project and not the Building, then the word “Building” utilized in these exclusions shall mean and be extended to include the Project.

The cost of Sublessee’s performance of its maintenance obligations under this Sublease shall not be deemed to be a Project Operating Expense or a Building Operating Expense.

3.5                                 Procedure for Payment of Operating Expenses.  Sublessee’s Project Expense Share and Sublessee’s Building Expense Share shall be payable by Sublessee monthly on an estimated basis concurrently with the payment of Base Rent.  Said estimated amount for Operating Expenses items other than Sublessor Provided Utilities for the first calendar year shall be equal to twenty-eight cents ($0.28) per square foot of rentable area within the Subleased Premises as the same shall be increased with the delivery of each Phase or decreased in accordance with the terms of this Sublease.  The actual amount of Sublessor Provided Utilities, as provided for in Section 17.2 below, shall be paid separately, in arrears, monthly upon receipt by Sublessee of Sublessor’s invoice therefore.  Sublessor shall deliver to Sublessee within sixty (60) days after the expiration of each lease year or as soon thereafter as reasonably possible a detailed statement of the actual Project Operating Expenses and Building Operating Expenses for the preceding lease year.  If Sublessee’s estimated payments under this Section 3.5 for the preceding year were less than Sublessee’s Project Expense Share and Building Expense Share as indicated on such statement, Sublessee shall pay Sublessor the amount of the deficiency within thirty (30) days after delivery by Sublessor of the statement.  If Sublessee’s estimated payments under this Section 3.5 during the preceding year exceed Sublessee’s Project Expense Share and Building Expense Share  as indicated on such statement, Sublessor shall credit such overpayment against the Rent next due and owing under this Sublease.  If this Sublease shall have terminated, Sublessor shall pay to Sublessee a refund of the difference within thirty (30) days after the delivery of the statement.

3.6                                 Proposition 13 Protection.  Notwithstanding anything in this Sublease to the contrary, to the extent there is a sale, transfer or other change of ownership by any party other than the Prime Lessor of the Land, of any of the Buildings, the Parking Facility and/or the Subleased Premises (collectively, a “Transfer”) during the Full Sublease Term, Project Operating Expenses shall not include any increase of, or reassessment in, real property taxes and assessments attributable to any such Transfer occurring during the Full Sublease Term

3.7                                 Vacancy Credit.  In the event Sublessee ceases to occupy (but still leases) the Subleased Premises, Sublessee shall receive a credit against Project Operating Expenses and Building Operating Expenses equal to the cost of the Central Plant, the water, HVAC and any other variable expenses to the extent not incurred as a result of such vacancy, as reasonably determined by Sublessor and Sublessee and Sublessee shall have no obligation to pay the same to the extent otherwise required by the terms of this Sublease.

3.8                                 Audit Right.  Sublessee shall have the right to audit and inspect Sublessor’s records with respect to Project Operating Expenses and/or Building Operating Expenses, as well as all other additional rent components payable by Sublessee hereunder for any year of this Sublease.  Sublessee shall give Sublessor not less than thirty (30) days prior written notice of its intention to conduct any such audit.  Sublessor shall cooperate with Sublessee during the course of such audit, which shall be conducted during normal business hours in Sublessor’s office. Sublessor agrees to make such personnel available to Sublessee as is reasonably necessary for Sublessee, or for Sublessee’s employees or agents, to conduct such audit. If such audit discloses that the amount paid by Sublessee as Project Operating Expenses or Building Operating Expenses for the lease year in question and, or any other additional rental payable by Sublessee hereunder, has been overstated by more than two percent (2%), then, in addition to immediately repaying such overpayment to Sublessee with interest at the maximum legal rate, Sublessor shall also pay the reasonable costs incurred by Sublessee in connection with such audit.  If after Sublessee reviews the records for Operating Expenses, Sublessor and Sublessee fail to agree as to the amount of Operating Expenses that should have been charged with respect to a statement in dispute, Sublessee shall have the right to cause another review of that portion of the statement to be made by a firm of independent certified accountants of national standing selected by Sublessee which are not then retained by Sublessee and (b) reasonably approved by Sublessor (“Independent Accountant”).  The review of the Independent Accountant shall be deemed to be correct and shall be conclusively binding on both Sublessor and Sublessee.  In the event the results of the review by the Independent Accountant indicate that the actual dollar amount of Sublessee’s Project Expense Share and Building Expense Share  for the period covered by the statement in question have been overstated by more than two percent (2%), then Sublessor shall be responsible for the fees and expenses of the Independent Accountant and Sublessor shall reimburse Sublessee for the actual fees and expenses of Sublessee’s accountant(s) and the amount of any overpayment by Sublessee of Project Operating Expenses and/or Building Operating Expenses for the period in question, which amount shall be credited against Sublessee’s next succeeding installment of Rent.

3.9                                 Rent Payment Address.  All payments of Rent due under this Sublease shall be paid to:

Cymer Inc.

17075 Thornmint Court

San Diego, CA  92127

Attention:  Accounts Receivable

4.                                       Sublessor’s Work and Condition of Subleased Premises.

4.1                                 Performance of Sublessor’s Work.  Except as provided to the contrary below, prior to the delivery of each Phase of the Subleased Premises to Sublessee, Sublessor shall perform the work in such Phase of the Subleased Premises in a good and workmanlike manner at its sole cost and expense and as more particularly described on the Space Plan and as more fully required by this Section 4 (collectively, “Sublessor’s Work”).  The Sublessor’s Work shall insure the delivery of each Phase to Sublessor on or before the Outside Delivery Dates provided in Section 1 above in the Required Condition.  All of Sublessor’s Work identified on the Space Plan, including without limitation the HVAC systems, the plumbing and lighting fixtures, the floor and ceiling tiles shall be constructed of and installed with first class and new materials and parts and in compliance with all “Governmental Requirements” (as hereinafter defined), laws, rules and regulations. The Sublessor’s Work includes the turnkey leasehold improvements for the Subleased Premises, except for the Sublessee’s Work under Section 2.1(e) above and Sections 5, 9, 10, and 22 below.  All interior finishes, including carpet and paint color shall be  as set forth on the Space Plan, Exhibit “D” attached hereto, which is hereby approved.

4.2                                 Approved Plans.  Sublessor shall submit to Sublessee any changes to the Space Plans required by any governmental official or body as a condition for the issuance of building and/or occupancy permits.  If required for any requisite approval by Prime Lessor and/or its Lender and/or any governmental permit or approval, Sublessor shall prepare, at Sublessor’s sole cost and expense, and submit to Sublessee a set of more detailed plans and specifications and/or construction drawings, including without limitation, if and to the extent required, a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Plans and Specifications”) for the Sublessor’s Work, based on the Space Plan.  Such Plans and Specifications will show, without limitation, each of the items described in the Space Plan.  Sublessee shall have five (5) business days after receipt of any such Plans and Specifications in which to review and to give to Sublessor written notice of Sublessee’s approval of the same or its requested changes to the Plans and Specifications.  If Sublessee requests any changes to the Space Plan and/or the Plans and Specifications, Sublessor shall make those changes which are reasonably requested by Sublessee and shall within ten (10) days of Sublessor’s receipt of such request submit the revised portion of the Space Plan and/or the Plans and Specifications to Sublessee for its review and approval.  Sublessor shall use reasonable speed and diligence to “Substantially Complete” (as hereinafter defined) the Sublessor’s Work in accordance with the Space Plan and any other Plans and Specifications approved by Sublessee (the “Approved Plans”); in first class condition at Sublessor’s sole cost and expense, (including, without limitation, the cost of all engineering, permits, licenses and fees of any governmental authority, the cost of any changes in the base, shell or core of the Subject Building when such changes are required by the Space Plan and the other Approved Plans or are otherwise required by law as a result of the construction of the Sublessor’s Work, the cost of any changes to the Sublessor’s Work required by applicable building code or any other Governmental Requirement; and the sales and use taxes and Title 24 fees), and deliver possession of the First Phase of the Subleased Premises to Sublessee in the Required Condition on or before a date which is twenty-five (25) calendar days following the Effective Date.

4.3                                 Failure to Substantially Complete by Outside Completion Date.  Sublessor expressly acknowledges and agrees that the failure of Sublessor to cause the Sublessor’s Work to be Substantially Complete and to deliver each Phase to Sublessor in the Required Condition in the manner required by this Section 4.3 will extend the First Phase Delivery Date or Second Phase Delivery Date, as applicable, and the concomitant commencement of payment of rent thereunder, for every day that Sublessor fails to deliver any Phase of the Subleased Premises to Sublessee for occupancy in the manner required by this Article 4 and in accordance with the terms of Section 2.1 above, Sublessee shall have the right to terminate this Sublease, by giving written notice of termination to Sublessor at any time following the First Phase Outside Delivery Date, with respect to the First Phase, and the Second Phase Outside Delivery Date, with respect to the Second Phase (respectively the “Outside Completion Date”), until delivery of possession to Sublessee in the condition required by this Article 4 and Article 1 above; provided, however, that the Outside Completion Date shall be extended one (1) day for every day that the delay is caused by Sublessee’s failure to timely approve any required Plans and Specifications within the time provided by Section 4.2 above or by change orders requested by Sublessee after completion of the work in accordance with the Approved Plans that resulted in a delay of the Substantial Completion and Sublessee was advised in writing by Sublessor of such delay prior to the approval of such change order.

4.4                                 Punchlist.  Upon Substantial Completion of the Sublessor’s Work for each Phase, Sublessor will promptly give written notice to Sublessee and shall deliver the Subleased Premises to Sublessee in the Required Condition and clean and free of debris.  Sublessor represents and warrants to Sublessee that on the First Phase Delivery Date and the Second Phase Delivery Date the plumbing, electrical, fire sprinkler system, lighting, air conditioning, heating, and loading doors and elevators, if any, in the Subleased Premises, shall be in good operating condition and repair and in compliance with all Governmental Requirements and Applicable Laws, and that the roof, foundation, and all other Structural Components of the Subject Building, and the Project, storm drain and other drainage facilities in the Project Common Areas and Project shall be in good operating condition and repair, that Substantial Completion of Sublessor’s Work for such Phase shall have occurred and that all permits required for Sublessee’s legal occupancy and use of such Phase of the Subleased Premises shall have been issued.  Within five (5) business days after the occurrence of Substantial Completion, a representative of Sublessor and a representative of Sublessee together shall inspect the Subleased Premises and generate a punchlist of defective or uncompleted items relating to the completion of construction of the Improvements (the “Punchlist”).  Sublessor shall, immediately after the Punchlist is prepared and agreed upon by Sublessor and Sublessee, complete such incomplete work and remedy such defective work as is set forth on the Punchlist.

4.5                                 Sublessor Warranty.  Sublessor hereby warrants to Sublessee, which warranty (“Sublessor’s Warranty”) shall survive for the one (1) year period following the First Phase Delivery Date or Second Phase Delivery Date, respectively, for each Phase, that (i) the materials and equipment furnished by Sublessor’s contractors in the completion of the Sublessor’s Work will be of good quality and new, and (ii) such materials and equipment and the work of such contractors shall be free from defects not inherent in the quality required or permitted hereunder and (iii) the Sublessor’s Work complies with Governmental Requirements and Applicable Laws and the Prime Lease.  This warranty shall exclude damages caused by Sublessee or Sublessee’s Affiliates, improper or insufficient maintenance, and improper operation.  Sublessor further warrants that (1) as of the First Phase Delivery Date for the First Phase, and the Second Phase Delivery Date for the Second Phase, the Subleased Premises and the Sublessor’s Work will be compliance with requirements of the Americans with Disabilities Act of 1990 (2) the Sublessor’s Work will be constructed and installed by Sublessor in compliance with the Approved Plans and such warranty shall remain in effect throughout the Full Sublease Term. Sublessor shall, following written notice from Sublessee setting forth with specificity the nature and extent of any noncompliance with this warranty, promptly rectify the same at Sublessor’s expense.

4.6                                 Substantial Completion.  For purposes of this Sublease, the terms “Substantially Complete” and “Substantial Completion” (or any variation thereof) shall mean completion of construction of the Sublessor’s Work in accordance with the Approved Plans as modified by any change orders approved by Sublessee, subject only to Punchlist items established pursuant to Section 4.4 above, evidence of payment by Sublessor of all costs in connection with such construction, including without limitation final lien release and waivers from each contractor, subcontractor, material supplier and labor supplier providing services and materials to the Subleased Premises for the Sublessor’s Work, final inspection of the Sublessor’s Work by the governmental authority having jurisdiction; recordation of a Notice of Completion and the lapse of thirty-five (35) days from the date of recording the Notice; issuance of permanent certificates of occupancy if required for Sublessee to legally occupy the Subleased Premises and each Phase thereof; and the delivery to Sublessee copies of all construction warranties and guarantees in connection with the Sublessor’s Work which Sublessee is required to maintain under the terms of this Sublease and the delivery by Sublessor to Sublessee of a Certificate of Substantial Completion for the Improvements on Standard AIA Form G-704 certified by Sublessor’s architect.  In the event Substantial Completion is delayed because of a change order approved by Sublessee which also resulted in a delay of the date set for Substantial Completion as advised by Sublessor prior to Sublessee’s approval of the change order (“Sublessee Delay”), then for the purpose of establishing the First Phase Delivery Date or Second Phase Delivery Date and any other date tied to the date of Substantial Completion, Substantial Completion shall be deemed to mean the date when Substantial Completion would have been achieved but for such Sublessee Delay.

4.7                                 Delivery of As-Builts.  Sublessor shall cause a set of “as-built” plans and specifications to be delivered to Sublessee within one hundred twenty (120) days after Substantial Completion if Sublessor is required to prepare and deliver same to any of the Prime Lessor, the Lender, or by Governmental Requirement.

5.                                       Sublessee Alterations and Additions.  Sublessee shall not make or permit to be made any alterations, improvements, or additions to the Subleased Premises (a “Sublessee’s Change”), without first obtaining on each occasion (a) Sublessor’s prior written consent (which consent Sublessor agrees not to unreasonably withhold, delay or condition) and (b) Prime Lessor’s prior written consent (if such consent is required); provided, however, that Sublessee shall have the right, without the prior written consent of Sublessor and Prime Lessor (but otherwise subject to the provisions of this Section 5), to make Sublessee Changes that: (i)  are consistent with the SCIF Work to be performed in the Subject Building; or (ii) qualify as “Pre-Approved Changes” within the meaning of Section 12.1(a) of the Prime Lease, i.e. the cost of such a Sublessee Change is less than Fifty Thousand Dollars ($50,000).  Sublessor shall use its commercially reasonable best efforts to secure any consents from Prime Lessor to alterations not otherwise expressly permitted to be made by Sublessee in items (i) and (ii) above or as provided in this Section below with respect to Telecommunications Equipment.  Sublessee shall have the right without Sublessor’s and Prime Lessor’s prior written consent and without compliance with the other provisions of this Section 5 to install, maintain and repair towers, antennas, satellite dishes and/or other communications equipment (“Telecommunications Equipment”) on the roof of the Subject Building as hereinafter provided in Section 22 of this Sublease.  All Sublessee’s Changes shall be performed in accordance with all legal requirements applicable thereto and in a good and workmanlike manner with first-class materials.  Sublessee shall maintain insurance reasonably satisfactory to Sublessor during the construction of all Sublessee’s Changes.  If Sublessor or Prime Lessor at the time of giving its approval to any Sublessee’s Change not otherwise expressly permitted by the terms of this Section then notifies Sublessee in writing that approval is conditioned upon restoration, then Sublessee shall, at its sole cost and expense and at Sublessor’s option upon the termination or expiration of this Lease, remove the same and restore the Subleased Premises to its condition prior to such Sublessee’s Change.  Sublessee shall pay the full cost of any Sublessee’s Change.

Except as otherwise provided herein, all Sublessee’s Changes and all repairs and all other property attached to or installed on the Subleased Premises by or on behalf of Sublessee (not including Sublessee’s personal property and removable trade fixtures, which will remain the property of Sublessee at all times during the Full Sublease Term) shall immediately upon completion or installation thereof be and become part of the Subleased Premises and the property of Sublessor without payment therefor by Sublessor and shall be surrendered to Sublessor upon the expiration or earlier termination of this Sublease.  Sublessee agrees to hold Sublessor harmless against all liens, claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with such work.  Sublessee shall not permit the Subleased Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor, material or services furnished to Sublessee or claimed to have been furnished to Sublessee in connection with work of any character performed or claimed to have been performed for the Subleased Premises by, or at the direction or sufferance of Sublessee and if any such liens are filed against the Subleased Premises, Sublessee shall promptly discharge the same; provided, however, that Sublessee shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien.

6.                                       Disturbance of Possession by Sublessor.  In the event that Sublessee is actually prevented from using, and does not use, the Subleased Premises or any portion thereof, or the same or any portion thereof is untenable for three (3) consecutive business days or ten (10) business days in any twelve (12) month period or such lesser periods if covered by insurance, (the “Eligibility Period”) as a result of (1) any damage or destruction to the Subleased Premises, any Project Common Areas, the Parking Facilities and/or the Subject Building, (2) any repair, maintenance or alteration performed by Sublessor after the First Phase Delivery Date which interferes with Sublessee’s use of the Subleased Premises, the Project Common Area, the Parking Facilities or the Subject Building, (3) an eminent domain proceeding, (4) the presence of Hazardous Substances (from a source other than acts or omissions of Sublessee or its agents, employees or contractors) in, on or around the Project, the Subleased Premises or the Subject Building which could pose a health risk to occupants of the Subleased Premises, and those using the Project Common Areas, (5) any failure of Sublessor to provide access as required by Section 1.7, or (6) or if there is an interruption of utilities or other essential services to be provided by Sublessor under this Sublease, Base Rent shall be proportionately abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Sublessee continues to be so actually prevented from using, and does not use, the Subleased Premises or a portion thereof (including the Parking Facilities and/or the Project Common Area), in the proportion that the area of the portion of the Subleased Premises (including the Parking Facility and/or Building Project Area) that Sublessee is prevented from using, and does not use, bears to the total Subleased Premises (including the Parking Facility and/or Project Common Area). However, in the event that Sublessee is prevented from conducting, and does not conduct, its business in any portion of the building area of the Subleased Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the building area of the Subleased Premises is not sufficient to allow Sublessee to effectively conduct its business therein, and if Sublessee does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Sublessee is so prevented from effectively conducting its business therein, the Rent for the entire Subleased Premises shall be abated; provided, however, if Sublessee reoccupies and conducts its business from any portion of the building area of the Subleased Premises during such period, the Base Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Subleased Premises bears to the total Subleased Premises, shall be payable by Sublessee from the date such business operations commence.  If Sublessee’s right to abatement occurs because of an eminent domain taking or because of damage or destruction to the Subleased Premises, the Parking Facilities or the Project Common Area, Sublessee’s abatement period shall continue until Sublessor has either completed the reconstruction of the Subleased Premises within the time and in the manner required by Sections 7 and 29.  To the extent Sublessee is entitled to abatement without regard to the Eligibility Period, because of an event covered in either Sections 7 or 29 of this Sublease, then the abatement shall continue under whichever provision provides for the greatest relief to Sublessee. To the extent Sublessee has prepaid rent (as it does each month since Base Rent is due on the first day of each month) and Sublessee is subsequently entitled to an abatement, such prepaid, and subsequently abated, Base Rent should be refunded to, and paid by Sublessor to, Sublessee within thirty (30) days after the end of the appropriate month.

In addition to anything in this Section 6 and/or any of the other provisions of this Sublease, in the event that Sublessee is notified or becomes aware of the fact that as a result of:

(a)                                  the inability of Sublessor to provide essential services as required under this Sublease to the Subleased Premises, the Project Common Area, the Parking Facility and/or the Subject Building so as to interfere substantially with Sublessee’s use of all or a material portion of the Subleased Premises (“material” being defined as at least 20% of the rentable area of the Subleased Premises or the Project Common Area for the purpose of this clause), the Parking Facilities, and/or the Subject Building; or

(b)                                 any discovery of Hazardous Materials in, on or around the Subleased Premises, the Subject Building and/or the Land not placed or permitted by applicable Governmental Requirements to be placed in, on or around the Subleased Premises, the Subject Building and/or the Land by Sublessee, that may, in Sublessee’s opinion, considering the nature and amount of the substances involved, interfere with Sublessee’s use of all or a portion of the Subleased Premises (or which may present a health risk to any occupants of the Subleased Premises); or the discovery of any other hazardous condition with respect to the Subleased Premises, the Parking Facility, the Building Common Area and/or the Subject Building which would make it dangerous or unsafe for Sublessee and its employees to conduct their normal and customary business operations (each of the items set forth in provisions (a) and (b) being referred to herein as a “Trigger Event”),

(c)                                  if Sublessee cannot, within eight (8) months (“Non-Use Period”) of the occurrence of the Trigger Event, be given reasonable use of, and access to, a fully repaired, restored, safe and healthful Subleased Premises, the Building Common Area and the Subject Building, the Parking Facility and the utilities and services pertaining to the Subleased Premises and the Subject Building, all suitable for the conduct of Sublessee’s normal business operations therefrom (“Full Restoration to the Premises”), then Sublessee may thereafter elect at any time to exercise an on-going right to terminate this Sublease upon ten (10) days’ written notice sent to Sublessor at any time following the expiration of the Non-Use Period but before the Full Restoration to the Subleased Premises, whereupon such termination right shall lapse.  Notwithstanding the foregoing, Sublessee may terminate this Sublease prior to the expiration of the Non-Use Period in the event of an occurrence of a Trigger Event if it is apparent that Sublessee will not have use of the entire Subleased Premises by the expiration of the Non-Use Period.

In the event of any Trigger Event occurring during the last six (6) months of the Initial Sublease Term or, if an applicable Extension Option has been exercised, during the last six (6) months of any Extension Term, should the Non-Use Period continue for thirty (30) consecutive days, Sublessee may elect to exercise an on-going right to terminate this Sublease upon ten (10) days’ written notice sent to Sublessor at any time following the expiration of the thirty (30) day Non-Use Period, but before the Full Restoration to the Subleased Premises.

7.                                       Fire and Other Casualty.  Subject to compliance with terms and conditions of the Prime Lease relating to repairs, reconstruction, and restoration, in the event the Subleased Premises are damaged by fire or other casualty insured by Sublessor, Sublessor agrees to promptly restore and repair the Subleased Premises at Sublessor’s expense, including the Sublessor’s Work and any other improvements to be insured by Sublessor, but only to the extent Sublessor receives insurance proceeds therefor (plus the amount of any deductible in the insurance carried by Sublessor, which deductible will be paid by Sublessor, in addition to available insurance proceeds, toward restoration costs), including the proceeds from both the insurance required to be carried by Sublessor pursuant to the Prime Lease and this Sublease.  Notwithstanding the foregoing, in the event that the Subleased Premises are (i) so destroyed that they cannot be repaired or rebuilt within one hundred eighty (180) days after the date of such damage; or (ii) destroyed by a casualty which is not covered by Sublessor’s insurance carried by Sublessor, or if such casualty is covered by Sublessor’s insurance but Prime Lessor or other party entitled to insurance proceeds fails to make such proceeds available to Sublessor in an amount sufficient for restoration of the Subleased Premises, then Sublessor shall give written notice to Sublessee of such determination (the “Determination Notice”) within sixty (60) days of such casualty.  Either Sublessor or Sublessee may terminate and cancel this Lease effective as of the date of such casualty by giving written notice to the other party within thirty (30) days after Sublessee’s receipt of the Determination Notice.  Upon the giving of such termination notice, all obligations hereunder with respect to periods from and after the effective date of termination shall thereupon cease and terminate.  If no such termination notice is given, Sublessor shall, to the extent of the available insurance proceeds, make such repair or restoration of the Subleased Premises to the approximate condition existing prior to such casualty, promptly and in such manner as not to unreasonably interfere with Sublessee’s use and occupancy of the Subleased Premises (if Sublessee is still occupying the Subleased Premises).  Base Rent and Additional Rent shall proportionately abate during the time that the Subleased Premises or any part thereof are unusable by reason of any such damage thereto.  In the event of any conflict between the terms of this Section 7 and the Prime Lease, the terms of the Prime Lease shall control notwithstanding the terms of Section 27 below to the contrary.

8.                                       Surrender and Restoration.  Sublessee may, at the expiration or earlier termination of this Sublease or any Phase thereof, surrender such Phase of the Subleased Premises to Sublessor in its then current “as is” condition.  In addition, Sublessee shall remove any of its personal property, furniture, fixtures and equipment, provided Sublessee promptly repairs any damage to such phase of the Subleased Premises caused by such removal.  Notwithstanding the foregoing or anything to the contrary in this Sublease and/or in the Prime Lease, and except as expressly provided in Sections 19 and 22 below, Sublessor hereby agrees that Sublessee shall not be required to remove any alterations or improvements unless Sublessor required such removal at the time consent was required and given by Sublessor to Sublessee at the time of Sublessee’s request of a Sublessee Change.

9.                                       Connection to Other Facilities.  Sublessor and Sublessee hereby acknowledge that Sublessee does business or may be doing business in more than one facility in close proximity to the Subleased Premises.  As part of Sublessee’s Work or in connection with subsequent alterations to the Subleased Premises, Sublessee shall have the right, at its sole cost and expense, to “connect” Sublessee’s other facilities to the Subleased Premises in order to provide voice/data communications, employee and visitor interaction and/or access to the Subleased Premises from Sublessee’s other facilities.

10.                                 U.S. Government Security Regulations.  In addition to the SCIF Work, Sublessor hereby agrees to cooperate with Sublessee and any governmental agency doing business either directly or indirectly with the Sublessee at the Subleased Premises to the extent alterations are necessary to separate and demise the Subleased Premises from the remainder of the Subject Building in order to conform to the U.S. Government Security Regulations and Sublessee’s internal security requirements.  Except as otherwise specifically set forth in this Sublease, Sublessee shall be responsible for all costs and expenses in connection with such alterations.  Upon reasonable request of Sublessor at the end of the Sublease Term, Sublessee will remove any such alternations which interfere with normal use of the premises.

11.                                 Miscellaneous Charges.  Except to the extent payable as Project Operating Expenses and/or Building Operating Expenses, neither Sublessee nor any of its contractors, subcontractors, employees, architects, designers and agents shall be charged for, and Sublessor shall provide, parking, electricity, water, toilet facilities, HVAC (from 6:30 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 1:00 p.m. on Saturdays (“Normal Construction Hours”)), elevators and loading docks prior to the date of delivery by Sublessor to Sublessee of each Phase.

12.                                 Elevators.  At all times during the Full Sublease Term, Sublessee shall have the use of all building elevators for use by Sublessee and its employees, occupants, invitees, assignees and sublessees and if Sublessee desires, Sublessee may install access devices so as to permit access to the elevators only by Sublessee and its employees.  So long as the Subleased Premises include all of the Subject Building, Sublessee shall cause the elevators to be maintained in good working order and repair, provided however, that Sublessee shall have no obligation to make capital repairs to the elevators or to retrofit the same to comply with Applicable Laws and Sublessor shall make all such improvements following notice from Sublessee to insure the continuous operation of the elevators in accordance with Applicable Laws and Governmental Requirements.

13.                                 Use of Premises.  The Subleased Premises shall be occupied and used for general office purposes, storage purposes, light industrial/lab purposes, assembly purposes, and purposes incidental thereto, or any other lawful uses permitted under the Prime Lease and Applicable Law.  Except for the representations and covenants of Sublessor under this Sublease, Sublessee shall satisfy itself as to any existing zoning and restrictive covenants.  Descriptions or identification herein of spaces within the Subleased Premises as “office”, “warehouse”, or otherwise, shall not limit the manner in which Sublessee shall be the entitled to use the space.

14.                                 Assignment/Subletting.

14.1                           Right to Assign or Sublease.  Sublessee shall have the right to assign this Sublease or sublease all or a portion of the Subleased Premises upon the receipt of Sublessor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed except as provided in this Section 14.1.  Sublessee shall advise Sublessor by notice of (i) Sublessee’s intent to assign this Sublease or sublease all or a portion of the Subleased Premises, (ii) the name of the proposed assignee or sublessee, and (iii) the terms of the proposed assignment or sublease.  In addition, Sublessee shall provide Sublessor with the necessary financial information for the assignee.  Sublessor shall, within fifteen (15) days of receipt of such notice, and any additional information requested by Sublessor concerning the proposed assignee’s or sublessee’s financial responsibility, elect to:  (a) consent to such proposed assignment or sublease; or (b) refuse such consent, which refusal shall be on reasonable grounds.

14.2                           Transfer to Affiliates.  Notwithstanding anything to the contrary in the Prime Lease or this Article 14, Sublessee shall be entitled to assign or sublet the Subleased Premises without consent by Prime Lessor or Sublessor to any entity controlling Sublessee or any affiliate or entity under common control or controlled in common by Sublessee or any of its related entities.  Sublessee may also assign this Sublease, without Prime Lessor’s and Sublessor’s consent, to any successor entity, whether by merger, consolidation or otherwise, or to any person or entity who purchases all or substantially all of the assets of Sublessee.  Sublessee shall send Sublessor a notice of any transfer pursuant to this Section 14.2.

14.3                           No Right to Recapture.  Sublessor shall have no right to recapture any portion of the Subleased Premises should Sublessee contemplate an assignment or sublease of all or a portion of the Subleased Premises.

14.4                           Permitted Occupants.  Sublessor hereby agrees that without Sublessor’s consent, Sublessee may enter into occupancy agreements with clients, partners, governmental agencies and instrumentalities thereof, vendors or affiliates of Sublessee (“Permitted Occupants”) allowing Permitted Occupants to occupy portions of the Subleased Premises as long as such relationship was not created as a subterfuge to avoid the obligations set forth in this Article 14.  Sublessee shall provide Sublessor with reasonable prior notice of its intent to enter into any occupancy agreements, which notice shall identify the Permitted Occupant.

15.                                 Maintenance and Repair/Damage and Destruction.

15.1                           Sublessor’s Responsibilities.  Sublessor shall continue to retain responsibility and shall maintain, repair and restore the Buildings, the Project Common Area, including without limitation the Parking Facilities, the Central Plant and all lines and other building systems connected to the Central Plant, the Land, and the Subleased Premises, and shall comply with all obligations under the Prime Lease, and this Sublease.  Except for Sublessee’s obligations under (a) Section 3 of this Sublease for the payment of Project Operating Expenses and Building Operating Expenses, and (b) Section 15.2 below, Sublessee shall have no responsibility for such maintenance and repair.  In carrying out Sublessor’s maintenance and repair obligations hereunder, Sublessor hereby agrees to perform such obligations in a manner at least equal to the level of performance of such obligations provided by comparable sublessors to other comparable office buildings in the City of San Diego.  The obligations of Sublessor hereunder shall include the maintenance, repair and/or capital replacements of (a) the HVAC system, except as expressly provided in Section 15.2 to the contrary; (b) all “Building Systems”(as hereinafter defined) and the Central Plant, (c) imbedded plumbing and electrical (d) “Life Safety Systems” (as hereinafter defined), (e) the roof, the roof drainage systems and the roof membrane, (f) exterior walls, (g) foundations, slabs, floors and retaining walls (h) all structural portions of the Buildings (i) the Project Common Area, including without limitation the Parking Facilities, (j) curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts except to the extent Sublessee is obligated to do so under Section 12), elevator cabs (except to the extent Sublessee is obligated to do so under Section 12), plazas, pavement, sidewalks, curbs, entrances, driveways, art work, landscaping, exterior signage other than Sublessee’s, electrical and telephone closets.  The term “Building Systems” as used herein shall mean and refer to the base building mechanical, electrical, life, safety, plumbing, sprinkler systems and HVAC which are not constructed solely for the benefit of Sublessee.  The term “Life Safety Systems” shall mean all devices installed and/or required by Applicable Law to be installed in and around the Buildings to protect against injury to person and property resulting from fire, earthquake or other casualty, including without limitation sprinkler systems.  Sublessor shall also maintain all of the Project Common Areas and the Parking Facilities in first class condition and repair and promptly remove any graffiti.  Sublessee hereby agrees that Sublessor shall have the right, on reasonable prior notice (subject to the provisions of this Sublease which limit and condition Sublessor’s rights of entry), to enter the Subleased Premises in order to perform its obligations under this Sublease, but shall use all reasonable efforts to minimize disruption to Sublessee’s business in the performance of any such work.

15.2                           Sublessee’s Responsibilities.  Subject to Sublessor’s obligations in Section 15.1 above, Sublessee shall, at Sublessee’s sole cost and expense, keep the First Floor of the Subleased Premises and the Second Floor of the Subleased Premises in good and sanitary condition at all times during the Full Sublease Term.  So long as Sublessee is the sole occupant of the Subject Building, and thereafter, to the extent that the following exclusively service the building space of the Subleased Premises in the Subject Building, Sublessee shall cause to maintained (a) the following portions of the HVAC system: air handlers on the roof (repair and maintenance only) and ducting within the interior of the Subject Building (repair and maintenance only), (b) non-embedded electrical outlets and facilities servicing the rentable square footage of the Subleased Premises in the Subject Building, (c) interior ceilings and floor coverings of the rentable square footage of the Subleased Premises in the Subject Building,(d) interior paint of the rentable square footage of the Subleased Premises in the Subject Building, (e) interior window glass, (f) janitorial work customary for office and warehouse use, (g) lights and lighting within the rentable area of the Subleased Premises in the Subject Building, (h) Subject Building security systems, and Sublessee shall keep all of such in good operating condition and (i) the specific obligations of Sublessee in Section 12 pertaining to the elevators (collectively, “Sublessee’s Obligations”).  All of Sublessee’s Obligations shall be performed at

Sublessee’s sole cost and expense and shall be excluded from Building Operating Expenses.  All damage, injury or breakage to any part or portion of the Subleased Premises (other than the Building Structure and Building Systems) caused by the negligence or willful misconduct of Sublessee shall be promptly repaired by Sublessee, at Sublessee’s sole cost and expense; provided, however, that Sublessee shall be entitled to reimbursement for any portion of such repair or restoration expense to the extent that the cost of any such repair is or should be covered by insurance obtained or required to be obtained by Sublessor under this Sublease.  Under no circumstances shall Sublessee’s Obligations include any obligation to repair any defects (latent or patent) in the Buildings and/or in the Project Common Area, including without limitation Parking Facilities and/or to make the Buildings, the Project Common Areas and/or the Parking Facilities in compliance with applicable laws, ordinances, rules and regulations and/or permits (“Applicable Laws”) (and through the Full Sublease Term any change in Applicable Laws), unless and only to the extent that such compliance becomes necessary solely due to Sublessee’s use of the Subleased Premises for other than general office use and warehouse use or for a use which is not permitted by the current applicable zoning regulations for the City of San Diego.  A portion of the Subleased Premises consists of a cafeteria.  During all portions of the Full Sublease Term during which Sublessee is in possession and control of the cafeteria, Sublessee shall maintain the grease trap in the cafeteria.

16.                                 Insurance.  During the Full Sublease Term, Sublessee agrees to provide the liability insurance required of Sublessor, as Tenant, under Section 20.1(b) of the Prime Lease (but excluding contractual liability for indemnification under the Prime Lease) and property insurance for Sublessee’s furniture, fixtures and personal property as required of Sublessor under Section 12.2(a)(ii) of the Prime Lease (which shall provide for a waiver of subrogation in favor of Sublessor and Prime Lessor) and shall name Sublessor and the Prime Lessor as additional named insureds on such insurance policies.  Sublessee shall also be required to obtain workers’ compensation insurance as required by law.  Sublessor shall continue to maintain all other coverages of insurance required by the Prime Lease.

17.                                 Utilities.

17.1                           Background. The Project was originally developed so that the Subject Building and the Adjacent Building would be occupied by a single user. This means that the Project is served by only one electric meter and one gas meter.  The same is true of water consumed by the Central Plant.  Therefore, Sublessor has developed a cost allocation model (the “Operating Expense Allocation Model”) attached hereto as Exhibit “I” and incorporated herein by this reference, for the effective allocation of the cost of electricity, natural gas, and Central Plant Water between the Subject Building and the Adjacent Building.

17.2                           Sublessor Provided Utilities.  Sublessor shall provide electric power and natural gas service to the Subject Building and Central Plant Water for the HVAC system in the Subleased Premises (collectively, the “Sublessor Provided Utilities”).  The cost of the Sublessor Provided Utilities shall be  excluded and paid separately from Project Operating Expenses, and shall be allocated between Sublessee and Sublessor or other Building tenants according to the Operating Expense Allocation Model.  So long as Sublessee is the sole tenant of the Subject Building, Sublessee shall pay to Sublessor for the Sublessor Provided Utilities in accordance with Section 3.5 above, as illustrated on the Operating Expense Allocation Model.  Sublessee shall be responsible for obtaining and paying for, separate and apart from, and in addition to the Operating Expenses, all costs of domestic water service, telephone service, and any other utilities other than those specified above that Sublessee requires in the Subleased Premises.  No maintenance and/or repair of the utilities serving the Subleased Premises and/or the Subject Building by Sublessor which could cause a disruption of such utility services shall be scheduled by Sublessor without obtaining Sublessee’s prior consent as to the timing of such maintenance or repair.

17.3                           Meters.  Sublessor shall use commercially reasonable efforts to cause sub-meters for electrical power and natural gas service to be installed in the Subject Building before the First Phase Delivery Date in order to measure Sublessee’s consumption of electricity and natural gas; provided, however, that delays in installing such sub-meters shall not delay or excuse Sublessee’s obligation to pay for electricity and natural gas effective as of the First Phase Delivery Date.  Upon installation of the sub-meters, the Operating Expense Allocation Model will be modified to provide for direct payment by Sublessee of the utility or utilities for which meters are installed.

18.                                 Parking.  Sublessee shall be entitled to use all parking spaces in the “Parking Facilities” except for the 115 parking stalls within the Adjacent Building Parking Area.  Sublessor represents and warrants to Sublessee that no occupant of the Adjacent Building has any right under its lease or other agreement to use any portion of the Project Common Area for the parking of motor vehicles except for the Adjacent Building Parking Area.  Sublessee shall have no obligation to pay for the parking rights provided in this Sublease during the Full Sublease Term.  No later than the Commencement Date of the First Phase, Sublessor shall cause all of the parking stalls in the Parking Facilities to be marked to indicate whether Sublessee or the occupant of the Adjacent Building is permitted to use the same for parking in accordance with the Site Plan attached as Exhibit “C”.  Sublessor shall enforce the terms of the lease and other agreements affecting the Adjacent Building to insure that Sublessee’s exclusive use of the Parking Facilities other than the Adjacent Building Parking Area is not interfered with or interrupted.  It is understood that Sublessee intends to block the driveway on the westerly boundary of the Subject Parcel that connects the Land with property owned by Sublessor abutting the westerly boundary of the Subject Parcel.  Sublessee shall not have any right of ingress or egress to use such driveway to travel across Sublessor’s adjoining property at any time during the Sublease Term.

19.                                 Signage.  Subject to the approval by Prime Lessor under the Prime Lease and to all Applicable Laws, Sublessee shall have the right to exclusive building top and other signage as Sublessee desires.  Such exclusive rights shall include monument signs, exterior building entrance directional signage, lobby signage, including Sublessee’s logo and name, on the entrance doors, in the lobby and in the elevator lobby on any Floor comprising part of the Subleased Premises.  Sublessor shall have no right to maintain Sublessor identification signs in any other location in, on, or about the Subject Building and the Parking Facilities shall remove all existing “Cymer” signage prior to the First Phase Delivery Date.  The cost of all such signs, including the installation, maintenance and removal thereof, shall be at Sublessee’s sole cost and expense.  In the event of an assignment of this Sublease or a sublease of all or a portion of the

Subleased Premises by Sublessee (to other than a Section 14.2 Affiliate), the signage rights granted to Sublessee herein may only be transferred to the extent Sublessee’s transferee has a reputation in the corporate community with respect to image and reputation that would be generally acceptable to the mainstream business community.  Notwithstanding the foregoing, if there are other tenants in the building, they shall be entitled to reasonable signage,

20.                                 Security.  Sublessee may provide, at Sublessee’s sole cost and expense, such security personnel as it determines to be necessary in the Subleased Premises.

21.                                 Nondisturbance.  Upon request of Sublessee, Sublessor shall use its commercially reasonable best efforts to provide Sublessee with a Non-Disturbance Agreement acceptable to Sublessee from any current or future ground lessors, mortgage holders or lien holders of all or any portion of the Land, the Buildings and the Project Common Area.  Sublessee shall cooperate with Sublessor in obtaining any such agreement. Delays in obtaining such agreement shall not delay or postpone the Effective Date or Sublessee’s obligation to pay Rent.  Such Non-Disturbance Agreement shall acknowledge Sublessee’s right of possession and Sublessee’s offset rights and that, to the extent any of the concessions to be provided to Sublessee have not been fully funded or performed by Sublessor or Prime Lessor at the time of a foreclosure, deed in lieu of foreclosure or any other transfer of the Subject Building as a result of a default of Prime Lessor or Sublessor under the terms of the applicable ground lease, loan documents, etc., subject to any lender protections set forth in the lease.  Sublessee, to the extent Sublessee pays or has paid such unfunded amount, may deduct the unfunded amount or equivalent value thereof, together with interest, from the any rent and other amounts owed by Sublessee to Sublessor next becoming due and payable.  The non-disturbance agreement from Prime Lessor will provide, among other things, that in the event the Prime Lease terminates, this Sublease will become a direct lease between Sublessee and the successor to Prime Lessor and/or Prime Lessor’s interest in the Subject Building.  Prime Lessor agrees that Sublessee’s possession of the Subleased Premises shall not be disturbed, nor shall this Sublease be terminated in the event of Sublessor’s default under, and a subsequent termination of, the Prime Lease, and this Sublease shall continue in full force and effect with Prime Lessor undertaking the obligations of Sublessor hereunder, or Prime Lessor, at its option, may elect to enter into a new direct lease with Sublessee upon the same terms and conditions as set forth herein upon such a termination of the Prime Lease.  Sublessor agrees that it shall be a condition precedent to any subsequent loan that such lender agree that it will provide a non-disturbance agreement in form reasonable acceptable to Sublessee with respect to this Sublease.

22.                                 Roof Rights.  At any time during the Full Sublease Term, subject to Applicable Laws Sublessee may install, at Sublessee’s sole cost and expense, telecommunications antennas, microwave dishes and other communications equipment (“Telecommunications Equipment”) upon the roof of the Subleased Premises.  The physical appearance of the Telecommunications Equipment shall be subject to Sublessor’s reasonable approval.  Such approval shall be deemed to have been granted unless prior to the expiration of the ten (10) day period immediately following Sublessor’s receipt of the request for approval, together with plans depicting the location of same, Sublessor fails to deliver to Sublessee written notice of its disapproval of same and provide reasons for such disapproval.  The designated location shall provide for the proper functioning of Sublessee’s Telecommunications Equipment.  At the time of the request for approval, Sublessor may require Sublessee to install screening around such Telecommunications Equipment, at Sublessee’s sole cost and expense, as reasonably designated by Sublessor.  Sublessee shall be responsible for securing the approval of all governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals and permits for the Telecommunications Equipment, and shall provide copies of such approvals and permits to Sublessor.  Sublessee shall maintain such Telecommunications Equipment, at Sublessee’s sole cost and expense.  In addition, Sublessee shall, at Sublessee’s sole cost and expense, prior to the expiration or earlier termination of this Sublease, remove any Telecommunications Equipment and restore the affected area to the condition existing prior to Sublessee’s installation thereof, reasonable wear and tear and damage from casualty and condemnation, excepted.  Sublessor acknowledges that Sublessee may be storing classified or confidential materials and information in connection with its business operations from the Subleased Premises.  Accordingly, from and after delivery of possession to Sublessee, neither Sublessor, Sublessor, or other occupant of the Subject Building, nor any of their respective agents, employees or contractors shall go onto the roof without providing Sublessee at least five (5) business days’ prior written notice of the specific date and time of such intended entry, which entry shall at all times be accompanied by a representative of Sublessee; provided, however, that Sublessee may also elect to reschedule such inspection upon notice to Sublessor.  In addition, neither Prime Lessor, Sublessor, their respective agents and employees, nor any other person shall install any equipment or make other alterations to the roof without the prior written notice to Sublessee, which approval shall not be withheld if such installation and use will not interfere with the proper operation of Sublessee’s equipment on the roof and Sublessee’s security considerations.  In connection with providing such consent, Sublessee shall have the right to review and approve any such equipment or alterations desired to be installed or made to the roof (including make and manufacturer), designate or approve the contractor or installer performing such work, and have a representative of Sublessee accompany such contractor or installer at any time such work on the roof is being performed.

23.                                 Secured Areas.  Sublessor acknowledges that Sublessee is engaged in activities relating to the national defense of the United States requiring strict compliance with applicable U.S. Government security requirements and regulations.  Accordingly, Sublessor and Prime Lessor shall not exercise any right in the Prime Lease or herein set forth to enter the Subleased Premises except in the case of emergency or in the event of a Sublessor inspection, in which case Sublessor shall provide Sublessee with five (5) business days’ prior written notice of the specific date and time of such Sublessor inspection; provided, however, that Sublessee may elect to reschedule such inspection upon notice to Sublessor.  A representative of Sublessee shall be present upon any entry by Sublessor into the Subleased Premises.  Sublessor agrees to cooperate with Sublessee in taking all such measures as may be necessary or appropriate to limit access to the Subleased Premises or otherwise to comply with applicable U.S. Government security standards and regulations and shall not permit anyone to take pictures or videos of the Subleased Premises or any portion thereof without the express written consent of Sublessee.  During the time Sublessee subleases the Subleased Premises, all of Sublessor’s and Prime Lessor’s employees may be required to undergo background investigations and shall obtain a security badge from Sublessee to be allowed access into the Subject Building.  All Sublessor employees who do not have a security badge issued by Sublessee for the Subject Building, as well as their visitors, shall be required to notify Sublessee’s security personnel at least forty-eight (48) hours in advance of their visit to the Subject Building to enable Sublessee or its security personnel the time necessary to perform background investigations.  Sublessee retains the right to exclude any person from entering the Subject Building, in its reasonable discretion.  To the extent Sublessor performs work on or leases any other portions of the Subject Building, Sublessor shall notify Sublessee in advance of same and shall coordinate the performance of any requisite work with Sublessee to maintain at all times the security of the Subleased Premises.  Sublessee shall have the right to install such security equipment, including without limitation, badge readers and key card access devices, and other security related hardware and equipment, all of which shall remain the property of Sublessee and shall be removed from the Subleased Premises by Sublessee upon the termination or expiration of this Sublease.  Sublessee shall promptly repair any damage to the Subleased Premises occasioned by the removal of such fixtures, hardware or equipment.

24.                                 Hazardous Materials.  Sublessor hereby agrees that to the extent any Hazardous Materials are currently located in, on or around the Subleased Premises and to the extent any Hazardous Materials are found in, on or around the Subleased Premises and/or the Land after the date of full execution and delivery of this Sublease and same were not placed in the Subleased Premises by Sublessee, its agents, employees, contractors, invitees or licensees, Sublessor shall be responsible for all costs in connection with same, which costs shall not be included in Operating Expenses.  Sublessor agrees to promptly remediate all such Hazardous Materials to the extent required by law (or any governmental agency with jurisdiction thereon) to be removed, shall keep Sublessee informed as to the scheduling of any such remedial or related work, and shall indemnify, defend and hold Sublessee harmless in connection therewith.  Sublessor acknowledges that in connection with this Sublease, Sublessee shall be performing a Phase 1 environmental survey and conducting other environmental and related testing.  Sublessor warrants, that except as provided by Exhibit “H” attached hereto and made a part hereof (the “Disclosure Notice”), neither Sublessor, the Prime Lessor nor any preceding owners, lessees or sublessees of the Land or Subleased Premises have used all, or any portion, of same for the production, disposal or storage of any Hazardous Materials (as defined below), and Sublessor is not aware of any such prior use or any proceeding or inquiry by a governmental authority with respect to the presence of such waste or substance on the property or the movement thereof from or to adjoining property. Sublessor warrants there is no asbestos in the Subject Building and Parking Facility.  Sublessor will not, at any time, use or permit the use of any portion of Subleased Premises, the Buildings, Parking Facilities, the Land beneath any of them, or the Site, to be used in violation of any Applicable Laws, including those relating to environmental conditions on, under or about the Site, including but not limited to asbestos, soil and ground water conditions and Hazardous Materials.  Further, Sublessor’s cost for the removal of Hazardous Materials from Sublessor’s Subleased Premises or the Project shall be excluded from Operating Expenses which would otherwise be passed through to Sublessee inclusive of any material which is deemed toxic presently or in the future. Sublessor shall defend, indemnify and hold Sublessee harmless from and against any and all losses, costs (including reasonable attorneys’ fees), liabilities and claims arising from any violations of the Applicable Laws and/or the existence of Hazardous Materials that are now or hereinafter become located in, on or under the Site, and shall assume full responsibility and cost to remedy such violations and/or the existence of Hazardous Materials, provided and to the extent that such violation or the existence of Hazardous Materials is not caused by Sublessee.  Hazardous Materials shall include, but shall not be limited to, substances requiring investigation, removal or remediation under any federal, state or local statute, regulation, ordinance or policy including substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 1802; the Resource Conservation Recovery Act, 42 U.S.C. Section 6901, et. seq.; or those substances defined as “hazardous wastes” in applicable codes in the State of California or the State where the Premises are located and in the regulations adopted and publications promulgated to such codes.  Sublessee shall have the right to use and store Hazardous Materials (so long as such does not require a permit under the Resource Conservation Recovery Act) in the Subleased Premises with concurrent notice of such to Sublessor including any applicable Material Safety Data Sheets.  Sublessee shall not, at any time, use any portion of the Subleased Premises or Project in violation of any Regulations.  Sublessee shall defend, indemnify and hold Sublessor harmless from and against any and all losses, costs (including reasonable attorneys’ fees), liabilities and claims arising from the existence of Hazardous Materials that hereinafter become located in, on or under the Project caused by Sublessee.

25.                                 Right to Repair.  Sublessee shall have the right (but not the obligation) to fulfill Sublessor’s obligations with respect to the maintenance and repair of the Subleased Premises and the Project(and Sublessee shall have access to utility systems and elements outside the Subleased Premises which service the Subleased Premises in order to do so) in the event Sublessor fails to do same under this Sublease and/or under the Prime Lease and after the expiration of appropriate notice from Sublessee and Sublessor’s failure to cure same within thirty (30) days. In such event, Sublessee shall have the right to deduct its actual cost so incurred from the next monthly installment(s) of Base Rent and Additional Rent due.  Notwithstanding any provision set forth in this Sublease or the Prime Lease to the contrary, if Sublessee provides written notice (or oral notice in the event of an emergency such as damage or destruction to or of any portion of the Building Structure and/or the Building Systems, the Parking Facilities and/or anything that could cause material disruption to Sublessee’s business) to Sublessor of an event or circumstance which requires the action of Sublessor with respect to repair and/or maintenance, and Sublessor fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than seven (7) days after receipt of such notice, then Sublessee may proceed to take the required action upon delivery of an additional three (3) business days’ notice to Sublessor specifying that Sublessee is taking such required action (provided, however, that neither of the notices shall be required in the event of an emergency which threatens life or where there is imminent danger to property or a possibility that a failure to take immediate action could cause a material disruption in Sublessee’s normal and customary business activities), and if such action was required under the terms of this Sublease to be taken by Sublessor and was not taken by Sublessor within such ten (10) day period (unless such notice was not required as provided above), then Sublessee shall be entitled to prompt reimbursement by Sublessor of Sublessee’s costs and expenses in taking such action on a commercially reasonable basis plus interest thereon at the rate of ten percent (10%) plus rent abatement to the extent Sublessee would have otherwise been entitled to rent abatement under the Sublease.  Notwithstanding anything to the contrary in this Lease, if Sublessee has not received payment of any sums due from Sublessor as of the end of the thirtieth (30th) day following Sublessor’s receipt of a statement or notice thereof, Sublessee shall have the right to offset said sums against each month’s payment of Rent due under this Sublease until the total amount of such sums due to Sublessee has been recaptured by Sublessee through such offset.  Sublessor agrees that Sublessee will have access to the Subleased Premises, the Building Systems and Building Structure and the other portions of the Project to the extent necessary to perform the work contemplated by this provision.

26.                                 Indemnity.  Sublessee shall at its expense defend, indemnify, and hold Sublessor and Sublessor’s agents, contractors, licensees, employees, directors, officers, partners, trustees and invitees harmless from and against any and all claims, costs, liability, damage or expense, including but not limited to, penalties, fines, reasonable attorneys’ fees or costs, resulting from Sublessee’s breach or failure to perform its obligations under this Sublease.  Sublessor shall at its expense defend, indemnify, and hold Sublessee and Sublessee’s agents, contractors, licensees, employees, directors, officers, partners, trustees and invitees harmless from and against any and all claims, costs, liability, damage or expense, including but not limited to, penalties, fines, reasonable attorneys’ fees or costs, resulting from Sublessor’s breach or failure to perform its obligations under this Sublease.

27.                                 The Prime Lease.  Sublessor, not Sublessee, shall be solely responsible for paying Rent and all other amounts to be paid to Prime Lessor under the Prime Lease, and complying with all of the terms and provisions of the Prime Lease that relate to matters other than the use and occupancy of the Subject Premises by Sublessee.  Sublessor and Sublessee shall be jointly responsible for obtaining any requisite approvals from Prime Lessor to the extent required thereunder.  Sublessee shall be responsible for complying with the terms and conditions of the Prime Lease arising out of or relating to the use and occupancy of the Subleased Premises by Sublessee.  Sublessee agrees that Sublessee shall not perform any tests or studies affecting the soils or subsurface areas of the Premises Subleased by the Prime Lease except to the extent permitted by Section 2.3 of the Prime Lease.

28.                                 Quiet Enjoyment.  Sublessor covenants and agrees that Sublessee shall peaceably and quietly have, hold and enjoy the Subleased Premises in accordance with the terms of this Sublease.

29.                                 Condemnation.  Subject to the terms of the Prime Lease, if all of the Subleased Premises (or any of the Parking Facilities or Building Common Area) is taken or condemned for a public or quasi-public use, or if a material portion of the Subleased Premises (or any of the Subject Building, the Parking Facilities or Building Common Area) is taken or condemned for a public or quasi-public use and the remaining portion thereof is not usable by Sublessee for the normal conduct of its business in the manner conducted immediately prior to the taking, this Sublease shall terminate as of the earlier of the date title to the condemned real estate vests in the condemner or the date on which Sublessee is deprived of possession of the Subleased Premises (or the applicable portion thereof or of the Parking Facilities or Building Common Area).  In such event, the Base Rent herein reserved and all Additional Rent and other sums payable hereunder shall be apportioned and paid in full by Sublessee to Sublessor to that date, all Base Rent, Additional Rent and other sums payable hereunder prepaid for periods beyond that date shall forthwith be repaid by Sublessor to Sublessee, and neither party shall thereafter have any liability hereunder, except that any obligation or liability of either party, actual or contingent, under this Sublease which has accrued on or prior to such termination date shall survive.  If only part of the Subleased Premises is taken or condemned for a public or quasi-public use and this

Sublease does not terminate, Sublessor shall, to the extent of the award it receives, restore the Subleased Premises to a condition and to a size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the taking, and there shall be an equitable adjustment to the Base Rent and Additional Rent based on the actual loss of use of the Subleased Premises including the applicable portion thereof or of the Parking Facilities or Building Common Area suffered by Sublessee from the taking.  Sublessor shall be entitled to receive the entire award in any proceeding with respect to any taking provided for in this Section 29, without deduction therefrom for any estate vested in Sublessee by this Lease, and Sublessee shall receive no part of such award.  Nothing herein contained shall be deemed to prohibit Sublessee from making a separate claim, against the condemner, to the extent permitted by law, for the value of Sublessee’s moveable trade fixtures, machinery and moving and relocation expenses.

30.                                 Sublessee’s Default.

30.1                           Event of Default.  The occurrence of any one or more of the following events shall constitute an event of default (herein referred to as an “Event of Default”) of Sublessee under this Sublease:

(a)                                  if Sublessee fails to pay Base Rent or any Additional Rent hereunder as and when such rent becomes due and such failure shall continue for more than ten (10) business days after receipt of written notice from Sublessor of such failure; provided, however, that any such notice will be in lieu of, and not in addition to, any notice required under applicable law (including, without limitation, the provisions of California Code of Civil Procedure Section 1161 regarding unlawful detainer actions or any successor statute or law of a similar nature);

(b)                                 if Sublessee fails to perform or observe any other term of this Sublease and such failure shall continue for more than thirty (30) days after Sublessor gives Sublessee notice of such failure, or, if such failure cannot reasonably be corrected within such thirty (30) day period, if Sublessee does not commence to correct such default within said thirty (30) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time and in any event prior to the time a failure to complete such correction could cause Sublessor to be subject to criminal prosecution for violation of any law, rule, ordinance or regulation.

30.2                           Remedies.  Upon the occurrence of any one or more Events of Default, Sublessor without any demand or notice whatsoever (except as expressly required in this Section 30) shall have the immediate right to pursue the following remedies (all of which shall be cumulative and in addition to any other remedies available to Sublessor at law or in equity):

(a)                                  In addition to any other remedies available to Sublessor at law or in equity under Applicable Law (including, without limitation, the remedies of California Civil Code Section 1951.4 and any successor statute or similar law), Sublessor will have the immediate right and option to terminate this Sublease and all rights of Sublessee hereunder.  If Sublessor elects to terminate this Sublease then, to the extent permitted under applicable law, Sublessor may recover from Sublessee (a) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Sublessee proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term of the Sublease for which Sublessee remains obligated hereunder after the time of award exceeds the amount of such rent loss that Sublessee proves could be reasonably avoided; plus (d) any other amount necessary to compensate Sublessor for all the detriment proximately caused by Sublessee’s failure to perform its obligations under this Sublease or which, in the ordinary course of things, results therefrom including but not limited to, to the extent permitted under Applicable Law, attorneys’ fees and costs; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Subleased Premises, and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Sublessee’s personal property, equipment, fixtures, alterations and any other items which Sublessee is required under this Sublease to remove but does not remove.  As used in subsection 30.2(a) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b)                                 Sublessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).  Accordingly, upon the occurrence of an Event of Default and abandonment of the Subleased Premises by Sublessee or in the event that Sublessor elects to re-enter the Subleased Premises or takes possession of the Subleased Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Sublessor does not elect to terminate this Sublease, Sublessor may from time to time, without terminating this Sublease, either recover all rent as it becomes due or relet the Subleased Premises or any part thereof on terms and conditions as Sublessor in its sole and absolute discretion may deem advisable with the right to make alterations and repairs to the Subleased Premises in connection with such reletting.  If Sublessor elects to relet the Subleased Premises, then rents received by Sublessor from such reletting will be applied; first, to the payment of any indebtedness other than rent due hereunder from Sublessee to Sublessor; second, to the payment of any cost of such reletting; third, to the payment of the reasonable cost of any alterations and repairs to the Subleased Premises incurred in connection with such reletting; fourth, to the payment of rent due and unpaid hereunder and the residue, if any, will be held by Sublessor and applied to payment of future rent as the same may become due and payable hereunder.  Should that portion of such rents received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Sublessee hereunder, then Sublessee agrees to pay such deficiency to Sublessor immediately upon demand therefor by Sublessor.  Such deficiency will be calculated and paid monthly.

(c)                                  Event of Default hereunder shall not be construed as a waiver of such Event of Default (except as to acceptance by Sublessor of payment in full of all

Base Rent and Additional Rent past due at the time of such acceptance or as otherwise indicated by Sublessor in writing).

(d)                                 The rights granted to Sublessor in this Section 30.2 shall be cumulative of every other right or remedy provided in this Sublease or which Sublessor may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Base Rent, Additional Rent or damages accruing to Sublessor by reason of any Event of Default.

31.                                 Obligation to Mitigate.  Nothing contained in this Sublease will relieve Sublessor of any obligation which Sublessor may have under the laws of the state of California to mitigate its damages resulting from an Event of Default.

32.                                 Brokerage Commission.  Sublessor shall be responsible for the payment of a real estate brokerage commission to Sublessee’s brokers Trammell Crow Services, Inc., doing business as Trammell Crow Company and to Sublessor’s brokers Colliers International (collectively the “Brokers”) pursuant to the terms of a separate written agreement, a copy of which shall be provided to Sublessee (“Brokers Agreement”).  Sublessor and Sublessee represent and warrant to each other that, with the exception of Brokers, no brokers were involved in connection with the negotiation or consummation of this Sublease.  Each party agrees to indemnify the other, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred by said party as a result of a breach of this representation and warranty by the other party and Sublessor agrees to indemnify and hold harmless Sublessee from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred by Sublessee as a result of a breach by Sublessors of its obligations under this Section 32.

33.                                 Sublessor Default.  If Sublessor fails to pay to Sublessee when due any sum of money required to be paid by Sublessor to Sublessee pursuant to the terms of this Sublease (a “Sublessor Monetary Default”) and such failure continues for more than ten (10) business days after Sublessee gives Sublessor written notice of such failure, or if Sublessor fails to perform or observe or otherwise breaches any other term of this Sublease (each, a “Sublessor Performance Default”) and such failure shall continue for more than thirty (30) days after Sublessee gives Sublessor written notice of such failure, or, if such other failure cannot be corrected within such thirty (30) day period, if Sublessor does not commence to correct such default within such thirty (30) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time, a “Sublessor Event of Default” shall exist under this Sublease.  Upon the occurrence of a Sublessor Event of Default, Sublessee may at Sublessee’s option, exercise any rights provided in Section 25 above.

34.                                 Notices.  All notices and demands that may be required or permitted hereunder shall be in writing and shall be deemed given upon actual receipt with proof thereof (or proof of refusal of delivery) and shall be sent by certified or registered United States Mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier, with proof of delivery, to the following addresses, unless otherwise designated by written notice:

To Sublessor:	Cymer Inc.
17075 Thornmint Court
Attn: Nancy Baker
San Diego, California 92127-1815
Attn: Chief Financial Officer

with a copy to:	Higgs, Fletcher & Mack LLP
First National Bank Building,
401 West “A” Street, Suite 2600
San Diego, California 92101
Attn: William Reavey, Esq.

To Sublessee:	Northrop Grumman System Corporation
Attn: Real Estate Department - Legal Notices
1840 Century Park East
Los Angeles, California 90067

with a copy to:	Northrop Grumman Systems Corporation
M/S 9900/P04-220
2000 W. NASA Blvd.
Melbourne, FL 32904
Attn: Manager, Sector Real Estate

And to:	Rutan & Tucker, LLP
611 Anton Blvd., 14th Floor
Costa Mesa, California 92626
Attn: Mary M. Green, Esq.

35.                                 Attorneys’ Fees.  If either party shall commence legal action to specifically enforce or otherwise seek redress under or for breach of this Sublease, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys’ fees therein, including costs and fees incurred in any appellate proceeding, in addition to any other relief.

36.                                 Termination of Prime Lease.  If for any reason the term of the Prime Lease shall terminate prior to the Expiration Date (other than in connection with Sublessor’s Default), this Sublease shall automatically be terminated and Sublessor shall not be liable to Sublessee by reason thereof unless said termination shall have been caused by the default of Sublessor under the Prime Lease, and said Sublessor default was not as a result of a Sublessee default hereunder.  Notwithstanding the foregoing, in no event shall Sublessor or Sublessor agree to a voluntary termination or cancellation of the Prime Lease without the prior written consent of Sublessee.

37.                                 Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublessor to Sublessee with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this

Sublease.  This Sublease, and the exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Subleased Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents.  None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in writing signed by the parties hereto.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Sublease.

38.                                 Counterparts.  This Sublease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single sublease.

39.                                 Estoppel Certificates.  Sublessee agrees, from time to time, within fifteen (15 business days after Sublessee’s receipt of a request of Sublessor or Prime Lessor, to execute and deliver to Sublessor, or Sublessor’s designee, an estoppel certificate stating, to the best of Sublessee’s knowledge without inquiry, that this Sublease is in full force and effect, the date to which rent has been paid, that Sublessor is not in default thereunder (or specifying in detail the nature of Sublessor’s default), and the termination date of this Sublease.

40.                                 Time is of the Essence.  TIME IS OF THE ESSENCE OF THIS SUBLEASE.

41.                                 Miscellaneous.

41.1                           Severability.  If any clause or provision of this Sublease is determined to be illegal, invalid or unenforceable under present or future laws effective during the Full Sublease Term, then and in that event, it is the intention of the parties hereto that the remainder of this Sublease shall not be affected thereby, and that in lieu of such illegal, invalid or unenforceable clause or provision there shall be substituted a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

41.2                           No Waiver.  No failure of Sublessor or Sublessee to exercise any power given Sublessor or Sublessee hereunder or to insist upon strict compliance by Sublessor or Sublessee with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Sublessor’s or Sublessee’s rights to demand exact compliance with the terms hereof.

41.3                           Amendments.  This Sublease contains the entire agreement of the parties hereto as to the subject matter of this Sublease and no prior representations, inducements, letters of intent, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect.  Any future amendment to this Sublease must be in writing and signed by the parties hereto.  The masculine (or neuter) pronoun, singular number shall include the masculine, feminine and neuter gender and the singular and plural number.

41.4                           Captions.  The captions of this Sublease are for convenience only and are not a part of this Sublease, and do not in any way define, limit, describe or amplify the terms or provisions of this Sublease or the scope or intent thereof.

41.5                           Government Law.  This Sublease shall be interpreted under the laws of the State of California.

41.6                           Construction.  The parties acknowledge that this Sublease is the result of negotiations between the parties, and in construing any ambiguity hereunder no presumption shall be made in favor of either party.  No inference shall be made from any item which has been stricken from this Sublease other than the deletion of such item.

42.                                 Authority.  Sublessee represents to Sublessor that Sublessee is authorized by all required corporate or partnership action to enter into this Sublease and the individual(s) signing this Sublease on behalf of Sublessee are each authorized to bind Sublessee to its terms and that the consummation of this Sublease is not in conflict with any agreement, contract or order to which Sublessee is a party.  Sublessor represents to Sublessee that Sublessor is authorized by all required corporate or partnership action to enter into this Sublease and the individual(s) signing this Sublease on behalf of Sublessor are each authorized to bind Sublessor to its terms and that the consummation of this Sublease is not in conflict with any agreement, contract or order to which Sublessor is a party.

43.                                 Sublessor Bankruptcy.  If Sublessor files for bankruptcy protection, Sublessee may remain in the Subleased Premises even if the Sublease is rejected.  In the event that the obligations of Sublessor under the Sublease are not performed during the pendency of a bankruptcy or insolvency proceeding involving the Sublessor as the debtor, or following the rejection of the Sublease in accordance with Section 365 of the United States Bankruptcy Code, then notwithstanding any provision of this Sublease to the contrary, Sublessee shall have the right to set off against all Rent and other sums required to be paid under this Sublease next due and owing (a) any and all damages caused by such non-performance of Sublessor’s obligations under the Sublease by Sublessor, debtor-in-possession, or the bankruptcy trustee, and (b) any and all damages caused by the non-performance of Sublessor’s obligations under the Sublease following any rejection of the Sublease in accordance with Section 365 of the United States Bankruptcy Code.

44.                                 Sublessee’s Fixtures.  Sublessor and Prime Lessor agree to execute a waiver, subordination and consent letter, in favor of any lender holding a security interest in property of Sublessee located at the Subleased Premises, acknowledging the security interest of the lender and confirming that Sublessor will not interfere with the exercise by the lender of its rights under agreements with Sublessee, subject to the conditions that the lender must act in accordance with applicable laws, may never undertake any form of forcible entry into the Subleased Premises and must repair any damage caused by entry and removal of property.  Sublessor and Prime Lessor waives any lien rights it may have in Sublessee’s trade fixtures and personal property.

45.                                 Governmental Requirements.  Sublessee shall promptly comply throughout the Full Sublease Term, at Sublessee’s sole cost and expense, with all present and future laws, ordinances, orders, rules, regulations or requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof (collectively, “Governmental Requirements”) relating to Sublessee’s use of all or any part of the Subleased Premises including the Subject Building and the Building December 21, 2004 Common Area.  Notwithstanding the foregoing, Sublessor, at Sublessor’s sole cost and expense, shall be responsible for compliance with all Governmental Requirements relating to the Land, the Subject Building, the Parking Facilities and the Project Common Area and shall make all improvements and repairs required to render the same in compliance with all applicable Governmental Requirements.  Sublessee shall also observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Subleased Premises.

46.                                 PRIME LESSOR’S CONSENT.  As a condition to the effectiveness of this Sublease, the parties shall obtain from the Prime Lessor its consent to the terms and conditions of this Sublease and the work and other activities contemplated by Sublessee hereunder, in form and substance acceptable to Sublessee, and including, without limitation, consent to Section 4 (Sublessor’s Work and Condition of Subleased Premises), Section 5 (Alterations), Section 9 (Connection to Other Facilities), Section 10 (U.S. Government Security Regulations), Section 14 (Assignment/Subletting), Section 19 (Signage), Section 21 (Non-Disturbance), Section 22 (Roof Rights), Section 23 (Secured Areas), Section 24 (Hazardous Materials), Section 27 (The Prime Lease), and Section 44 (Sublessee’s Fixtures).

47.                                 NONBINDING DRAFTS.  ALL SUBLEASE DRAFTS ARE TO BE CONSTRUED ONLY AN INVITATION TO NEGOTIATE.  NEITHER THIS SUBLEASE DRAFT OR ANY PRIOR LETTERS OF INTENT OR REQUESTS FOR PROPOSAL SHALL BE CONSTRUED OR INTERPRETED TO BE AN OFFER OR A CONTRACT OR OTHER AGREEMENT BINDING ON THE PARTIES.  SUBLESSEE RESERVES THE RIGHT TO NEGOTIATE WITH OTHER PARTIES.  NO PARTY SHALL HAVE ANY LEGAL RIGHTS OR OBLIGATIONS WITH RESPECT TO ANY OTHER PARTY, AND NO PARTY SHOULD TAKE ANY ACTION OR FAIL TO TAKE ANY ACTION IN DETRIMENTAL RELIANCE UPON ANY SUCH DRAFTS, OR STATEMENTS MADE BY ANY AGENT OR REPRESENTATIVE OF EITHER PARTY UNLESS AND UNTIL A SUBLEASE AGREEMENT IS FULLY EXECUTED AND DELIVERED BY ALL PARTIES INVOLVED.

/s/ EPH	/s/ AJP
Sublessor’s Initials	Sublessee’s Initials

IN WITNESS WHEREOF, the parties through their duly authorized representatives have executed this Sublease on the dates written below:

CYMER, INC.,
a Nevada corporation

By:	/s/ Edward P. Holtaway

Title:	EVP, CORP OPERATIONS

Date:	12/22/04

“Sublessor”

NORTHROP GRUMMAN SYSTEMS
CORPORATION, a Delaware corporation

By:	/s/ A.J. Paz

Title:	Corporate Director of Real Estate

Date:	12/22/04

“Sublessee”